Exhibit 99.1

Cause No.10-07655

FILED
10 JUN 23 AM 9:29
GARY FITZSIMMONS
DISTRICT CLERK
DALLAS CO., TEXAS

RON PHILLIPS AND SCOTT	§	IN THE DISTRICT COURT OF
MOOREHEAD, Derivatively on Behalf of	§
CLST HOLDINGS, INC.,	§	DALLAS COUNTY, TEXAS
§
Plaintiffs,	§	298th-M JUDICIAL DISTRICT
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vs.	§
§
TIMOTHY S. DURHAM, ROBERT A.	§
KAISER, and DAVID TORNEK,	§
§
Defendants,	§
-and-	§
§
CLST HOLDINGS, INC., a Delaware	§
corporation,	§
§
Nominal Defendant.	§
§
§
RON PHILLIPS AND SCOTT MOOREHEAD’S SHAREHOLDER DERIVATIVE PETITION BASED UPON SELF-DEALING, BREACH OF FIDUCIARY DUTY, WASTE OF CORPORATE ASSETS, AND UNJUST ENRICHMENT

Plaintiffs Ron Phillips (“Phillips”) and Scott Moorehead (“Moorehead”) (collectively, “Plaintiffs”), by their attorneys, submit this Petition based upon self-dealing, breach of fiduciary duty, waste or corporate assets, and unjust enrichment (the “Petition”) against the defendants named herein.

DISCOVERY LEVEL

1.             Pursuant to Rule 190.1 of the Texas Rules of Civil Procedure, Plaintiffs would show that discovery is intended to be conducted under Level 3 of this Rule due to the complexity of the case.

RON PHILLIPS AND SCOTT MOOREHEAD’S

SHAREHOLDER DERIVATIVE PETITION

1

SUMMARY OF THE ACTION

2.             This is a shareholder derivative action brought by Plaintiffs on behalf of CLST Holdings, Inc. (“CLST or the “Company”) against certain of the Company’s officers and/or directors, specifically defendants Robert A. Kaiser (“Kaiser”), Timothy S. Durham (“Durham”), and David Tornek (“Tornek”) (collectively, the “Director Defendants”).

3.             This action arises out of a litany of self-dealing transactions that the Director Defendants caused CLST to enter into for the Director Defendants’ own benefit and at the expense of the Company and its shareholders, including causing CLST to:

(a)           sell off significant corporate operations at an unfair price while some Director Defendants received millions in cash and other benefits;

(b)           acquire several assets, some of which were owned by defendant Durham, using millions of dollars in Company cash that was obtained through the liquidation of CLST’s operations, as well as to issue significant amounts of CLST stock that substantially increased the Director Defendants’ control over the Company;

(c)           implement the 2008 Long Term Incentive Plan (the “Long Term Incentive Plan”)(1) despite the Company’s pending dissolution, and grant hundreds of thousands of shares of restricted stock to defendants Durham, Kaiser, and Tornek pursuant thereto;

(d)           initiate a poison pill in the form of a shareholders rights plan (“Rights Plan”) that succeeded in averting a potential tender offer that was in the best interest of the Company and its

(1) The Long Term Incentive Plan approved by the Board of Directors (the “Board”) in 2008 is effectively a de facto “Directors” incentive plan. Although the Long Term Incentive Plan permits various stock and stock option-based awards to the Company’s employees, officers, consultants, and advisors, the Director Defendants are the intended recipients. CLST’s public filings indicate the Company has approximately three employees, one of whom may be Kaiser. Similarly, without significant business operations, the Company should have little to no need for consultants or advisors. Moreover, it appears that Director Defendants are so far the only recipients under the plan. Thus, the Long Term Incentive Plan is merely a vehicle by which the Director Defendants have taken advantage of their positions on the Board to line their pockets and increase their power hold on the Company.

shareholders;

(e)           forego an annual stockholders’ meeting for 2008; and

(f)            repeatedly fail to hold any annual stockholders’ meeting in 2009 despite repeatedly announcing or agreeing to hold such meetings.

4.             Among other relief sought on behalf of CLST, Plaintiffs seek rescission of some of these transactions, including Purchase Agreements I and II (as defined herein) and the Long Term Incentive Plan.

5.             As the Company’s officers and directors, the Director Defendants are determined to maintain their control over the Company until their self-serving objectives are achieved. Rather than act in the best interests of CLST and its shareholders, the Director Defendants have used corporate instrumentalities to maintain their control over the Company to enable them to line their own pockets and insulate themselves from liability for their past misdeeds. As a result, they have breached their fiduciary duties owed to CLST and its shareholders.

6.             Even a brief summary of CLST’s recent history reveals the Director Defendants’ elaborate scheme to entrench and enrich themselves. Since March 28, 2007, CLST has been a holding company approved for dissolution by both its Board and its shareholders. As such, the Company had very few assets, but substantial cash on hand. At the close of fiscal year 2007, CLST had approximately $11.8 million in cash, constituting almost half of the Company’s assets. Indeed, when CLST’s shareholders approved a plan for liquidation and dissolution of the Company (the “Dissolution Plan”), they understood that the proceeds from the subsequent sale of substantially all of the Company’s assets would be distributed to the shareholders. The Dissolution Plan was also endorsed by the Board as being in the best interests of CLST and its shareholders considering the Company’s financial issues. By June 11, 2007, the Company completed the sale of substantially all of its operations. But rather than act in the Company’s and its shareholders’ best interests by protecting this cash reserve and providing for its distribution to shareholders, the Director Defendants engaged in an elaborate, ongoing scheme to line their own pockets.

7.             Shortly after the Company discontinued its operations, defendant Durham led the Director Defendants to pursue control of the Board. Durham and his hand-picked slate of nominees won the trust of CLST’s shareholders by pledging to carry out the Dissolution Plan. But this was merely a pretext. The Director Defendants revealed their true motive for control by approving a series of self-interested transactions and causing CLST to effectively abandon the Dissolution Plan without shareholder approval.

8.             Over the span of four months alone, the Board, under the control of defendant Durham and his personally-selected directors, caused CLST to enter into three purchase agreements for the acquisitions of certain receivables dated November 10, 2008, December 12, 2008, and February 13, 2009, respectively (collectively referred to as the “Purchase Agreements”). These Purchase Agreements were entered in derogation of the Director Defendants’ fiduciary duties and the shareholder mandate to wind up the Company pursuant to the Dissolution Plan. Moreover, the identities of the parties to the transactions, or initial lack thereof, demonstrate the self-dealing nature of the asset purchases. The Director Defendants initially redacted, among other things, the identity of the seller and lender from the first two of the purchase agreements. As for the third purchase agreement dated February 13, 2009, not only was a majority of assets acquired through the transaction purchased from defendant Durham and a company he owned and operated in part, but defendant Durham was unlawfully issued a substantial amount of stock as part of the transaction, increasing his purported beneficial ownership to approximately 14.7% of the Company’s stock from approximately 4.9% before the transaction. In at least two of these purchase agreements, a company controlled by defendant Durham was significantly involved and is posed to receive substantial fees.

9.             On December 1, 2008, in further disregard of their pledge to execute CLST’s Dissolution Plan, defendants Durham and Kaiser caused CLST to approve the Long Term Incentive Plan, which provided for the award of up to 20 million shares of CLST securities, and approve the grant of 300,000 shares of restricted stock to each of CLST’s directors, including Durham and Kaiser, even though CLST has little or no need to provide employees or directors long-term incentives.

10.          On February 3, 2009, Red Oak Fund, LP (“RO Fund”), a fund managed by Red Oak Partners, LLC (“Red Oak”) and a shareholder of CLST, announced that it intended to commence a tender offer for CLST (the “Proposed Tender Offer”). Rather than objectively consider whether to approve or oppose the Proposed Tender Offer, the Director Defendants acted in their own personal interests and immediately caused CLST to adopt a poison pill Rights Plan. The purported purpose of the Rights Plan was to protect the Company’s deferred tax assets. But later events reveal this was merely a pretext; the Director Defendants in reality sought to maintain their control. For example, the Director Defendants caused the Company to enter into Purchase Agreement III (as defined herein) on February 13, 2009, even before receiving the fairness opinion for the transaction, in an apparent rush. Ultimately, the Rights Plan caused Red Oak to terminate its Proposed Tender Offer to the detriment of CLST, but to the benefit of the Director Defendants.

11.          Around this time, serious disagreement broke out between the Company’s directors. Manoj Rajegowda (“Rajegowda”), the fourth and only independent director, disagreed with the transactions the Board was approving and the course the Board had set for the Company. Rajegowda later resigned and disclosed that he had concerns regarding potentially interested transactions, the failure by the Company to properly present Board minutes for approval, and the Board’s apparent disregard of the shareholder mandate to promptly dissolve the Company.

12.          To avoid the legitimate concerns and protests of Rajegowda, also on February 3, 2009, the Director Defendants created an executive committee (the “Executive Committee”). They delegated all of the Board’s authority to this committee. Each and every Director Defendant was then appointed to the committee, which was also given the powers of the Board’s Audit Committee (“Audit Committee”).  This establishment of the Executive Committee effectively stripped independent director Rajegowda, of any meaningful authority as a director.

13.          Since Durham, Kaiser, and Rajegowda (collectively, the “Durham Nominees”) were elected on August 7, 2007, CLST has not had an annual stockholders’ meeting. None of the Director Defendants have been put to re-election since taking office in August 2007, including Kaiser who had only been elected for a one-year term.

14.          On March 13, 2009, Durham, Kaiser, and Tornek, as CLST’s only officers and directors, caused CLST to announce that it would hold an annual meeting of stockholders on May 22, 2009.

15.          The Director Defendants took desperate action following the April 2, 2009 record date for the announced stockholders’ meeting. The Board made a decision indicating that during the period before the record date, either the Director Defendants attempted to increase their holdings but were unable to, or they determined they had insufficient votes to maintain their positions on the Board. Regardless, the Director Defendants determined they needed more time.

16.          As a result, on April 6, 2009, the CLST Board decided to postpone the Company’s annual stockholders’ meeting until September 25, 2009.

17.          On April 14, 2009, the Company released its quarterly report for the first quarter of 2009 (“1Q:09 Report”). The report indicated that CLST is operating at a pre-tax loss, and that the purchase agreements were failing to live up to their purported purpose of generating additional income for the Company.

18.          Moreover, the 1Q:09 Report, like the Company’s various other annual, quarterly, and current reports since November 2008, failed to provide adequate disclosures relating to the three Purchase Agreements and other self-dealing transactions. Rather than comply with the demands of the U.S. Securities & Exchange Commission (“SEC”) for full disclosure of information that shareholders would consider important, it appears that the Director Defendants, as CLST’s directors and officers, insist on causing the Company to withhold or inadequately disclose such information. As a result, CLST is being forced to needlessly expend substantial resources as it continues to amend its various filings time and time again. These repeated amendments further demonstrate that the Director Defendants are acting in bad faith and are disloyal to CLST and its shareholders.

19.          Also indicative of bad faith and disloyalty, the Director Defendants, as the Company’s Board, persisted in further delaying the Company’s long-overdue annual stockholders’ meeting. Predictably, on August 14, 2009, the Board voted to once again postpone the annual stockholders’ meeting, this time until October 27, 2009. Despite entering a court-approved stipulation to hold the annual stockholders’ meeting on October 27, 2009, defendants once again caused CLST to postpone the annual stockholders’ meeting. Once more, defendants signed a stipulation (also approved by the court) setting an annual stockholders’ meeting on December 15, 2009 and once more CLST failed to hold an annual meeting.

20.          Thereafter, when faced with a motion for summary judgment to compel annual meetings for 2008, 2009, and 2010, the Director Defendants took desperate action to interfere with the Company’s ability to hold an annual meeting. They caused CLST to announce its intent to file a certificate of dissolution on February 26, 2010, the effect of which presumably would have caused CLST to immediately enter dissolution. Nonetheless, a state court in Dallas, Texas ordered on February 15, 2010, that the Company to hold an annual stockholders’ meeting on March 23, 2010. However, the Company successfully appealed the February 15, 2010 order, which an appellate court invalidated based on a procedural technicality.

21.          Pursuant to a stipulated order, the Company filed its certificate of dissolution on March 26, 2010, to be effective ninety days later on June 24, 2010. But given that CLST has not announced an annual stockholders’ meeting as of the date this Petition was filed, it seems unlikely that the Director Defendants will ever face reelection (or in defendant Tornek’s case, any vote by CLST shareholders).

22.          Meanwhile, CLST has issued multiple amendments to various public filings, including its quarterly reports through August 2009. These amendments likely result from pressure from the SEC for CLST to be more forthcoming with its shareholders.

23.          At the same time, the Director Defendants, particularly defendant Durham, face a slew of lawsuits and government investigations as part of a litigation liquidation spree that continues to snowball without any visible end in sight. As a result, the Director Defendants, at the very least, are distracted from properly performing their fiduciary duties owed to CLST, which stands to easily fall by the wayside as a litany of legal issues preoccupies the Director Defendants. Moreover, a staggering amount of litigation now being brought against Durham and his affiliates exposes a pattern of illicit business practices pursuant to which CLST is merely one of Durham’s many victims.

Unless swift action is taken, CLST may have little chance of securing any recovery against Durham and related parties as assets are being liquidated and consumed by the array of lawsuits.

24.          In pursuing these various self-dealing transactions, which were at odds with the best interests of CLST and its shareholders, and perpetrating an ongoing scheme to maintain their control over the Company, the Director Defendants have breached their fiduciary duties of loyalty, independence, due care, good faith, candor, and fair dealing, and have aided and abetted such breaches by CLST’s officers and directors.  Instead of attempting to preserve the Company’s liquidated cash assets for the benefit of CLST and its shareholders, the Director Defendants caused CLST to waste tens of millions of dollars to meet the Director Defendants’ personal objectives. Likewise, at CLST’s expense, the Director Defendants have taken multiple unlawful steps to maintain – if not increase – their influence over the Company.

25.          The Director Defendants dominate and control CLST’s business and corporate affairs. They have used, and will continue to use, their virtually unchecked power to engage in transactions inherently unfair for CLST, while they reap disproportionate benefits to the exclusion of the Company and its shareholders. Only after they have substantially increased their ownership in the Company will the Director Defendant consider liquidating the Company, in order to pocket a larger portion of any dividends upon dissolution.

JURISDICTION AND VENUE

26.          This Court has jurisdiction over each defendant named herein because each defendant is an individual who has sufficient minimum contacts with Texas so as to render the exercise of jurisdiction by the Texas courts permissible under traditional notions of fair play and substantial justice.

27.          Venue is proper in this Court because a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts and aiding and abetting and conspiracy in violation of fiduciary duties owed to CLST occurred in this County.

PARTIES

28.          Plaintiff Phillips is, and was at times relevant hereto, an owner and holder of 418,500 shares of CLST stock. Phillips first purchased CLST common stock on February 6, 2009. Phillips has continuously held without interruption CLST stock since February 6, 2009, and intends to remain a CLST shareholder throughout the pendency of this action. Phillips did not purchase any shares of CLST common stock for the purpose of bringing a derivative action on behalf of CLST. Phillips also intends to vigorously litigate this action and fulfill his fiduciary responsibilities in representing the interests of the Company and similarly situated CLST shareholders in this action.

29.          Plaintiff Moorehead is, and was at times relevant hereto, an owner and holder of at least 29,500 shares of CLST stock. Moorehead has continuously held without interruption CLST stock since at least March 2006 and intends to remain a CLST shareholder throughout the pendency of this action. Moorehead did not purchase any shares of CLST common stock for the purpose of bringing a derivative action on behalf of CLST. Moorehead also intends to vigorously litigate this action and fulfill his fiduciary responsibilities in representing the interests of the Company and similarly situated CLST shareholders in this action.

30.          CLST is named as a nominal defendant for purposes of all derivative claims. CLST was formed in 1993 under the name CellStar Corporation (“CellStar”), and operated in the wireless telecommunications industry. On March 28, 2007, CellStar’s shareholders approved the liquidation and dissolution of the Company, and shortly thereafter, CellStar sold substantially all of its assets in two separate transactions. Meanwhile, CellStar changed its name to CLST Holdings, Inc. on April 3, 2007. CLST is incorporated in Delaware and its headquarters are located in Dallas, Texas. Under Article 2.11(A) of the Texas Business Corporation Act, CLST may be served with process by and through its Chairman and Chief Executive Office (“CEO”) as follows:

CLST Holdings, Inc.

c/o Robert A. Kaiser, Chairman and CEO

17304 Preston Road

Dominion Plaza

Suite 420

Dallas, Texas 75252

31.          Defendant Durham is a CLST director and allegedly holds approximately 15% of CLST common stock. This lawsuit arises out of business that Durham engaged in Texas. In accordance with CPRC §17.044(b), the Texas Secretary of State is therefore the agent for service of process on defendant Durham. Durham may be served with process in accordance with CPRC §17.045(a) by serving the Texas Secretary of State, Esperanza “Hope” Andrade, at 1019 Brazos Street, Austin, Texas. The Secretary of State may serve defendant with process at his home:

Timothy S. Durham

14353 E. 113th Street

Fortville, IN 46040-9660

And

1227 Sierra Alta Way

Los Angeles, CA 90069-1731

SERVICE OF PROCESS VIA THE SECRETARY OF STATE IS HEREBY REQUESTED ON THIS DEFENDANT.

32.          Defendant Kaiser is CLST’s President, CEO, Chief Financial Officer (“CFO”), Treasurer, Assistant Secretary, and Chairman. Kaiser may be served with process at 5016 Silver Lake Drive, Plano, Texas, 75093.

SERVICE OF PROCESS VIA CERTIFIED MAIL IS HEREBY REQUESTED ON THIS DEFENDANT.

33.          Defendant Tornek is a CLST director. This lawsuit arises out of business that Durham engaged in Texas. In accordance with CPRC §17.044(b), the Texas Secretary of State is therefore the agent for service of process on defendant Tornek. Tornek may be served with process in accordance with CPRC §17.045(a) by serving the Texas Secretary of State, Esperanza “Hope” Andrade, at 1019 Brazos Street, Austin, Texas. The Secretary of State may serve defendant with process at his home:

David Tornek

3645 S. Dahlia Street

Englewood, Colorado, 80113

SERVICE OF PROCESS VIA THE SECRETARY OF STATE IS HEREBY REQUESTED ON THIS DEFENDANT.

DEFENDANTS’ FIDUCIARY DUTIES

34.          By reason of their positions as officers, directors, and/or fiduciaries of CLST and because of their ability to control the business and corporate affairs of CLST, the Director Defendants owed CLST and its shareholders fiduciary obligations of trust, loyalty, good faith, and due care, and were and are required to use their utmost ability to control and manage CLST in a fair, just, honest, and equitable manner.  The Director Defendants were and are required to act in furtherance of the best interests of CLST and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit.

35.          Each director and officer of the Company owes to CLST and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing.

36.          The Director Defendants, because of their positions of control and authority as directors and/or officers of CLST, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein.

37.          At all times relevant hereto, each of the Director Defendants was the agent of each of the other Director Defendants and of CLST, and was at all times acting within the course and scope of such agency.

38.          To discharge their duties, the officers and directors of CLST were required to exercise reasonable and prudent supervision over the management, policies, practices, and controls of the financial affairs of the Company. By virtue of such duties, the officers and directors of CLST were required to, among other things:

(a)           refrain from acting upon material inside corporate information to benefit themselves;

(b)           conduct the affairs of the Company in an efficient, business-like manner so as to make it possible to provide the highest quality performance of its business, to avoid wasting the Company’s assets, and to maximize the value of the Company’s stock;

(c)           remain informed as to how CLST conducted its operations, and, upon receipt of notice or information of imprudent or unsound conditions or practices, make reasonable inquiry in connection therewith, and take steps to correct such conditions or practices and make such disclosures as necessary to comply with securities laws; and

(d)           ensure that the Company was operated in a diligent, honest, and prudent manner in compliance with all applicable laws, rules, and regulations.

39.          Each Director Defendant, by virtue of his position as a director and/or officer, owed to the Company and to its shareholders the fiduciary duties of loyalty, good faith, and independence in the management and administration of the affairs of the Company, as well as in the use and preservation of its property and assets. The conduct of the Director Defendants complained of herein involves a knowing and culpable violation of their obligations as directors and officers of CLST, the absence of good faith on their part, and a reckless disregard for their duties to the Company and its shareholders that the Director Defendants were aware or should have been aware posed a risk of serious injury to the Company. The conduct of the Director Defendants who were also officers and/or directors of the Company between March 1, 2006, and the present (the Relevant Period) have been ratified by the remaining Director Defendants who collectively comprised a majority of the Board since July 31, 2007, and the entire Board since February 24, 2009.

40.          In accordance with their duties of loyalty and good faith, the Director Defendants, as directors and/or officers of CLST, are obligated under Delaware law to refrain from:

(a)           participating in any transaction where the directors’ or officers’ loyalties are divided;

(b)           participating in any transaction where the directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c)           unjustly enriching themselves at the expense or to the detriment of the public shareholders.

41.          Plaintiffs allege herein that the Director Defendants, separately and together, in connection with the Purchase Agreements, knowingly or recklessly violated their fiduciary duties and aided and abetted such breaches, including their duties of loyalty, good faith, and independence owed to CLST and its shareholders. Defendant Durham, if not all of the Director Defendants, stood on both sides of the transactions, engaged in self-dealing, obtained for themselves personal benefits, including personal financial benefits not shared equally by CLST and its shareholders, and avoided providing shareholders and the only independent director with all information regarding these transactions. Moreover, as a result of the Director Defendants’ self-dealing and divided loyalties, CLST did not pay fair value for the assets it acquired in the Purchase Agreements.

42.          Because the Director Defendants knowingly or recklessly breached their duties of loyalty, good faith, and independence in connection with the Purchase Agreements, the burden of proving the inherent or entire fairness of the Purchase Agreements, including all aspects of its negotiation, structure, price, and terms, is placed upon Defendants as a matter of law.

43.          Likewise, defendant Durham stood on both sides of some or all of the asset purchases made pursuant to the Purchase Agreements. As a corporate fiduciary standing on both sides of corporate transactions, Durham has the burden of proving the inherent or entire fairness of such asset purchases, including all aspects of their negotiation, structure, price, and terms. As part of inherent or entire fairness, Durham also owed a duty of candor, which prohibited the use of superior information or knowledge to mislead others in the performance of their own fiduciary obligations.

44.          Plaintiffs also allege herein that the Director Defendants, when informed of Red Oak’s intent to make the Proposed Tender Offer, had an obligation to determine whether the Proposed Tender Offer was in the best interests of the Company and its shareholders. Moreover, because the Director Defendants chose to oppose the Proposed Tender Offer, the potential for conflict places upon the Director Defendants the burden of proving that:

(a)           the Director Defendants had not acted solely or primarily out of a desire to perpetuate themselves in office;

(b)           the threatened takeover posed a danger to corporate policy and effectiveness;

(c)           the defensive measures adopted were reasonable in relation to the threat posed; and

(d)           the Director Defendants satisfied the above prerequisites by acting in good faith at all times and conducting a reasonable and diligent investigation.

FINANCIAL ISSUES ULTIMATELY LED THE BOARD TO RECOMMEND THE COMPANY BE LIQUIDATED AND DISSOLVED

45.          Through 2005 and 2006, CellStar(2) faced a series of financial and operating issues that ultimately caused the Board to conclude that the liquidation and dissolution of the Company was in the best interests of CellStar’s shareholders. Among other things, accounting errors in certain of CellStar’s accounts receivable and revenue sparked a chain of financial issues, including the restatement of its financial results for the fiscal years 2000 to 2003 and for the quarters ended February 29, 2005, May 31, 2005, and August 31, 2005. In addition, CellStar experienced a tightening of credit by its vendors, which adversely affected the Company’s liquidity and financial viability. During this time, CellStar lost customers and had difficulty securing new customers, which strained the Company’s financial resources and negatively impacted the Company’s profitability and ability to obtain additional financing.  Unfortunately, CellStar’s attempts to refinance its debt were largely unsuccessful.

46.          On January 22, 2007, “after evaluating various strategic alternatives and conducting an extensive review of [CellStar’s] financial condition,” CellStar’s “board of directors unanimously approved and declared advisable the liquidation and dissolution of the Company ... and determined that the Plan of Dissolution [was] in the best interests of CellStar and its stockholders.”(3)

(2) CLST did business as CellStar until March 28, 2007, when the Company’s shareholders approved a proposal to amend CellStar’s Certificate of Incorporation to change its corporate name to “CLST Holdings, Inc.”

(3) At this time, the Company’s Board was comprised of defendant Kaiser and non-defendants Dale V. Kesler, Jere W. Thompson, John L. Jackson, and Da Hsuan Feng.

47.          Pursuant to the Dissolution Plan, the Board was to take all steps necessary to reduce the Company’s operating expenses, wind-up the remaining operations of the Company, satisfy the Company’s obligations, and distribute any available proceeds to CLST’s shareholders.

48.          On February 20, 2007, CellStar filed a proxy statement on Form DEF14A (“CellStar’s Proxy”) with the SEC, inviting its shareholders to a special meeting to vote upon the following Board recommendations: (i) the liquidation and dissolution of CellStar as set forth in the Dissolution Plan; (ii) the sale of substantially all of the assets of CellStar’s United States and Miami-based Latin American operations (the “U.S. Sale Agreement”); (iii) the sale of all the outstanding shares of stock of CellStar’s Mexican subsidiaries (the “Mexico Sale Agreement”); and (iv) a proposal to amend CellStar’s Certificate of Incorporation to change its corporate name to “CLST Holdings, Inc.” CellStar’s Proxy explained that if CellStar “did not obtain stockholder approval of the Plan of Dissolution[, CellStar] would have to continue [its] business operations from a very difficult position ....” On March 28, 2007, CellStar’s shareholders approved the Dissolution Plan, the U.S. and Mexico Sales Agreements, and the change of the Company’s corporate name to CLST Holdings, Inc.

49.        Within days of shareholder approval of the U.S. Sale Agreement, defendant Kaiser resigned as President and CEO of the Company, purportedly on the basis that the U.S. Sale Agreement required Kaiser’s termination, and received a change in control payment in the amount of $3,620,000. Defendant Kaiser later resigned as Chairman of the Board on April 17, 2007. Within four months, however, defendants Durham and Kaiser took control of the Board and began taking advantage of the Company’s liquidated cash assets. The Board proceeded to elect Kaiser as the Company’s Chairman of the Board, President, Chief Financial Officer (“CFO”), Treasurer, and Assistant Secretary. Defendant Kaiser failed to return to the Company his $3.6 million change-of-control payment that he received only four months earlier.

EARLY SELF-DEALING IN THE SALE OF CLST’S U.S. ASSETS

50.          Baffling events and public statements indicate that defendant Kaiser was able to pocket millions of dollars and take a de facto vacation in return for selling CLST’s (then CellStar’s)

operations on the cheap. Moreover, there are indications that other Director Defendants may have profited from this transaction as well.

51.          According to the Company’s annual report for fiscal year ended November 30, 2007 (“2007 Annual Report”), defendant Kaiser served as CLST’s Senior Vice President and CFO from December 2001 until October 2, 2003. He was then named the Company’s President and Chief Operating Officer, which he served as until March 30, 2007. Kaiser also served as a director and Chairman of CLST’s Board between May 2, 2005 and April 17, 2007, when he resigned from the positions.

52.          According to the 2007 Annual Report, defendant Kaiser resigned as CEO and President of CLST on March 30, 2007, “in connection with the closing of the U.S. Sale.” The sale referred to in the 2007 Annual Report was a sale of substantially all of CellStar Corporation’s United States operations (“U.S. Sale”) before the Company was renamed to CLST Holdings, Inc. The purchaser in the U.S. Sale was 2601 Metropolis Corp., a wholly-owned subsidiary of Brightpoint, Inc. (“Brightpoint”).

53.          The circumstances surrounding the U.S. Sale indicate that defendants Kaiser and/or Durham may have compromised CLST’s best interests for their personal gain. According to a July 2007 proxy statement filed by Durham and others, Brightpoint “directly paid” Kaiser “on behalf of” CLST a change in control payment of $3,620,000. The proxy statement indicated that the payment was triggered by Kaiser’s resignation, which was necessary to “avoid delaying” the U.S. Sale. However, there are indications that Kaiser may not have been required to resign despite what was reported to shareholders. For example, the U.S. Sale Agreement did not expressly call for Kaiser’s resignation. In fact, a February 2007 proxy statement merely stated that pursuant to his employment agreement, Kaiser was “entitled to terminate his employment upon a change in control,” and that upon such termination, Kaiser would be “entitled to a lump sum payout of $500,000 plus three times the sum of (a) his base salary on the date of termination and (b) the greater of his bonus for the fiscal year immediately preceding the fiscal year of the termination or an average of his annual incentive payments made for each of the last three fiscal years immediately preceding the fiscal year of the termination.”  But merely because Kaiser was “entitled” to such termination and termination payment did not mean he was required to take them, especially if they posed a conflict of interest or a breach of his fiduciary duties.

54.          Moreover, defendant Kaiser’s departure from the Company was short lived. At the July 2007 annual meeting of CLST’s stockholders, Kaiser was elected a Class I director, allegedly for a term of one year. The Board shortly thereafter appointed Kaiser as its Chairman. On August 28, 2007, the Board authorized CLST to retain Kaiser as a consultant for $20,000 per month. Less than a month later, on September 25, 2007, the Board elected Kaiser to be the Company’s President, Treasurer, CEO, and CFO. These events indicate that Kaiser may have been self-dealing, and that the entire fairness of the U.S. Sale is questionable.

55.          The U.S. Sale is further clouded with suspicions arising from defendant Durham’s significant connections to Brightpoint. As early as August of 2002, Durham was purchasing shares of Brightpoint stock. He also formed a shareholder group, the Durham Najem Group, that further increased his influence over Brightpoint.(4)

56.          Defendant Durham profited heavily from his investment in Brightpoint. But some people do not believe Durham’s profits were fortuitous.  According to a March 26, 2007, Indianapolis Business Journal (“IBJ”) article entitled Texas Investment Put Durham in Middle of Brightpoint Deal (“IBJ Article”), Durham has “been dogged by speculation he had inside information when he scooped up shares five years ago in then-foundering Brightpoint Inc. - a bet he figures made him more than $30 million when the company roared back.” The speculation arose, the article stated, due to the fact that Durham was a business associate of Dan Laikin, who also happens to be the brother of Brightpoint’s CEO, Bob Laikin. In fact, according to 2007 and 2008 annual reports filed by National Lampoon, Inc. (“National Lampoon”) with the SEC, both Durham and Dan Laikin served simultaneously on National Lampoon’s Board.

(4) According to a Form SC 13D/A filed with the SEC on November 2, 2005, the Durham Najem Group was formally dissolved on November 1, 2005.

57.          Further, the Chapter 7 Trustee appointed to oversee the Fair Finance Company (“FFC”) bankruptcy proceedings, Brian Bash, recently filed a suit against Dan Laikin in an attempt to untangle the array of related-party loans that drove FFC into insolvency and recoup the money owed to thousands of FFC investors. According to the suit, Dan Laikin posted stock held in one of defendant Durham’s investment accounts as collateral for insider loans taken out through DC Investments, LLC (“DC Investments”). A good portion of that collateral is Brightpoint stock worth approximately $1.7 million.

58.          Defendant Durham’s initial investment in CellStar stock has likewise raised concerns that he was acting on insider information. As the IBJ Article reported, an SEC filing “shows that a Durham-led investment group was buying shares in Texas-based CellStar Corp. in February 2006 just as Plainfield-based Brightpoint Inc. submitted a secret, non-binding proposal to buy the company ... Durham hears the whispers.” The proposed sale would have offered CellStar shareholders a premium of $0.30 cents a share. Two days after Brightpoint submitted its proposal, Durham disclosed that he and his group had acquired a 6% ownership stake in CellStar. Granted, the IBJ Article explained that “the Durham group had purchased just a tiny portion of its 1.3 million shares within the prior 60 days.”

59.          According to the IBJ Article, “[t]he disclosure of the Durham stake caused CellStar shares to spike, so much so that the next month Brightpoint pulled its proposal, saying it would resume discussions after the company reported its next quarterly results.” Nonetheless, the Durham Najem Group proceeded to acquire more CellStar stock, increasing their ownership percentage to around 8%.

60.          Eventually a deal was struck between CellStar and Brightpoint. CellStar agreed to sell substantially all of its U.S. operations to Brightpoint for $88 million. Despite the indications that defendant Durham knew the deal would go through all along, Durham at least seemed disappointed by the consideration offered in the sale. Durham publicly opposed the sale to Brightpoint, saying it undervalued CellStar (now CLST). Commenting on the low value assigned to

CellStar’s U.S. operations, Durham reportedly said, “[o]ur initial, first-blush reaction is, this is significantly lower than we thought it was worth.”

THE DIRECTOR DEFENDANTS REPLACE A MAJORITY OF CLST’S DIRECTORS AND RISE TO POWER

61.          Even before CLST’s shareholders held a special meeting on March 28, 2007, defendant Durham had commenced several efforts to replace a majority of the Company’s directors. Ultimately, he succeeded in securing himself and his hand-picked nominees’ seats on the Board.

62.          Around early March of 2006, defendant Durham expanded a group of CLST shareholders he organized and/or controlled. As part of the expansion, defendant Tornek, Durham’s longtime friend, became a member of Durham’s shareholder group.

63.          According to Company filings, defendant Durham and “two of his associates” met with defendant Kaiser and Sherrian Gunn (“Gunn”) on July 12, 2006, to “discuss the condition of the Company.”  At the time, Kaiser was CellStar’s CEO, Chief Operating Officer, President, and Chairman of the Board, and Gunn was the Company’s Vice President of Investor Relations and Treasurer. During the meeting, Kaiser “commented that he was working with a fatigued Board.” Kaiser “also said that something may need to be done to get some of the directors off the Board and to add new Board members.” In response to a question about why the Company had not held an annual stockholder’s meeting, Kaiser said that the director acting as Chairman of the Audit Committee was up for re-election, but might not accept nomination, and thus, would likely leave a vacancy for the chairmanship. In regards to this, one of “Durham’s associates suggested the name of a potential nominee for director who could be Chairman of the Audit Committee.”

64.          On March 28, 2007, CellStar held a special meeting of stockholders at which CellStar shareholders approved the U.S. Sale Agreement, the Mexico Sale Agreement, and the Dissolution Plan.

65.          About two weeks later, on April 13, 2007, defendant Durham’s attorney(5) sent the Board a letter demanding that the Board call an annual stockholders’ meeting for the purposes of filling all the authorized seats on the Board and considering properly-made shareholder proposals. The letter also demanded that the Board give Durham the opportunity to propose persons for nomination by the Board to stand for election. In the event the Board did not call an annual meeting, Durham also demanded that defendant Kaiser, in his capacity as Chairman of the Board, call a special meeting of shareholders. Durham contended that the failure to call an annual stockholders’ meeting or a special meeting of stockholders was intended to keep the current Board in control beyond each director’s respective term of office.

66.          The following day, defendant Kaiser called a special meeting. On April 17, 2007, the full Board held a meeting. The Board agreed to hold an annual meeting by the end of June 2007. Accordingly, Kaiser withdrew his call for the special meeting.

67.          On April 26, 2007, defendant Durham, “his attorney,” and Pat O’Donnel (“O’Donnel”), a Company stockholder and member of Durham’s shareholder group, met with two of the Company’s directors, its general counsel, and its outside counsel. The purpose of the meeting was to discuss Durham’s desire that the current Board resign and the new Board be restructured to consist of five to seven directors, none of whom would be a current or former officer or director of the Company. Moreover, Durham wanted all to be nominated or otherwise be represented by the director representing the Company’s major shareholders. According to Company filings, both Durham and O’Donnel “believed that the major stockholders of the Company were better suited to conduct the Company’s business in the foreseeable future in a manner that maximizes the value of the interests of all of the Company’s stockholders than the existing Board.” Durham and O’Donnel also both stated a desire to be on the new Board.

(5) Company filings, including the July 2007 proxy statement, do not specify which attorney sent the April 13, 2007, letter.

68.           On April 17, 2007, Kaiser resigned as Chairman of the Board. The Board elected Dale V. Kesler (“Kesler”) to replace Kaiser as Chairman.

69.           Throughout May 2007, CLST’s directors discussed the Company’s management and the makeup of the Board with several of CLST’s shareholders. A common theme throughout these discussions was that CLST’s shareholders wanted the Board to: (i) follow the Dissolution Plan approved by CLST’s shareholders; and (ii) distribute the proceeds from the asset sales as promptly as possible.

70.           On May 18, 2007, Kesler, as Chairman, sent a letter to certain Company shareholders, including defendant Durham.  According to the letter, the Board’s discussions regarding the Company’s management and the makeup of the Board with each of these shareholders indicated to the Board “a lack of consensus among [the shareholders] as to how the Board and the Company should proceed.” The letter disclosed that “[a]lthough the Company announced its intention to hold the annual stockholders meeting on or before June 29,” the Board did not believe it would be “feasible to do so.” But, the Board anticipated that the meeting would be held in July.

71.           That same day, Jeffrey M. Sone (“Sone”) of Jackson Walker LLP (“Jackson Walker”), on defendant Durham’s behalf, sent a letter to Kesler in response to the Chairman’s May 18th, letter. In his letter, Sone indicated that the Board was tampering with the nominating process in breach of their fiduciary duties:

Our client is disappointed that the Board has placed conditions on stockholder participation in the director nominating process that are not present in the corporation’s Bylaws, Certificate of Incorporation or applicable law. Effectively, the Board has precluded meaningful participation by stockholders in the nominating process unless those stockholders can prove to the Board’s satisfaction that, among other things, election results in their favor are a forgone conclusion. Our client believes that this is unfortunate and a breach of the fiduciary duties of participating members of the Board of Directors.

72.           In his May 18th letter, Sone, also asked for various documents related to director nominations on defendant Durham’s behalf. Sone first requested documents relating to concerns that Grant Thornton LLP (“Grant Thornton”), the Company’s auditors at the time, purportedly expressed regarding their continuation as the Company’s auditors should a new Board be elected. Second, Sone requested “minutes of the meetings at which the procedures outlined in the May [18] letter were adopted, together with copies of all management recommendations, briefing books and other materials received or considered by the Board of Directors in connection therewith.” He explained that such information was “necessary to permit [his] client to participate in the nomination and election of directors under applicable law and under the requirements established by the Board in the May 18 Letter.” Sone also warned that Durham would bring a demand under Section 220 of the Delaware General Corporation Law for the same materials if the Board did not immediately cooperate.

73.           In response to Sone’s May 18th letter, the Company’s outside counsel sent a letter to Sone on May 22, 2007. The letter stated that defendant Durham was free to participate in any director nominating process pursuant to the Company’s Bylaws, its Certificate of Incorporation, or applicable law. The letter also clarified that the nominating process Durham and Sone objected to in their May 18th letter was a means by which people nominated by the shareholders could become the only nominees named in the Company’s proxy statement, and thus the process did not take away any other rights the shareholders had.

74.           The May 22, 2007 letter also responded to Sone’s informal request for documents. The letter first explained that there were no written communications between Grant Thornton and CLST. Additionally, in sharp contrast to what Durham and the other Director Defendants would do nearly two years later, the letter excerpted relevant portions of Board minutes relating to the letter.

75.           On May 25, 2007, despite the fact that the Board had already agreed to hold an annual stockholders’ meeting by the end of the next month, defendant Durham filed a petition in Delaware Chancery Court seeking, among other things, to compel CLST to hold an annual meeting. In his complaint, Durham recognized that the Company held $60 million in cash and was “preparing to dissolve and wind up its affairs.” Durham also pointed out that in the Chairman’s May 18, 2007 letter, he noted “a lack of consensus” among stockholders about how the Company should proceed. Durham argued that this “lack of consensus,” if true, would make “it particularly important that a stockholders’ meeting to elect directors be held promptly to assure the Board of Directors that oversees the liquidation process is representative of the majority of the Company’s stockholders.” Further, Durham noted that the Board had originally announced that the annual stockholders’ meeting would be held on June 29, 2007, but that the Board had since “delayed,” and “without explanation ... claim[ed] it is not feasible to hold the meeting as previously announced.” Durham also pointed out that despite his “demand that the Company set a new date promptly, the Board of Directors has failed to do so, except to state with uncertainty that the Company may hold a meeting sometime in July.”

76.           In June 2007, the Nominating Committee of the Board contacted Durham to see if he was interested in being nominated by the Board for election as a director. Durham, however, would only accept the nomination if he was allowed to designate a majority of the persons to be nominated for election to the Board. The Company did not agree to Durham’s condition.

77.           On June 20, 2007, Durham sent CLST notice that he was nominating himself, Kaiser, and Rajegowda — the Durham Nominees — to serve as directors of the Company.

78.           On July 10, 2007, the SEC sent a letter to Annie LeBlanc at Jackson Walker regarding a proxy to be filed by the Durham Nominees. In the letter, the SEC stated:

In your response letter, tell us why Patrick J. O’Donnell, Henri B. Najem, Anthony P. Schlichte, David Tornek, Neil E. Lucas, Terry G. Whitesell and Jonathon B. Swain are not participants in this solicitation within the meaning of Instruction 3 to Items 4 and 5 of Schedule 14A. In this regard, these Reporting Persons (as defined in their Schedule 13D filings) met with representatives of the Company and had other contacts with it regarding the matters that are the subject of this solicitation. In addition, they are party to a Joint Filing Agreement with Mr. Durham and have filed as a group on their Schedules 13D and amendments.

79.           In connection with the proxy contest, the Durham Nominees filed a proxy statement, dated July 12, 2007, which argued that they should be elected because CLST’s Board “should consist entirely of persons ... having a significant investment in the Company,” as opposed to the Company’s current management whose ownership of CLST stock is less significant. In addition, the Director Defendants claimed that “[i]f elected, [they] intend to follow the plan of liquidation approved by the stockholders but expect to review both the manner in which the current Board of Directors has conducted the business of the company and also the implementation of the plan, to determine the most effective way to maximize stockholder value.”

80.           On July 31, 2007, during the annual stockholders’ meeting, the Durham Nominees were elected as the Company’s directors, each receiving approximately 56% of the votes cast.

81.           Despite the circumstances surrounding how the Durham Nominees became CLST directors, CLST has not held an annual stockholders’ meeting since the Durham Nominees were elected on July 31, 2007. Once defendants Durham and Kaiser’s positions on the Board were secured, they refused to implement the shareholder approved Dissolution Plan, and, instead, began engaging in a series of self-dealing transactions at the expense of CLST and its shareholders. Indeed, less than one month after Durham and Kaiser were elected, they approved the retention of Kaiser as a consultant to CLST for the sum of $20,000 a month.

82.           On March 12, 2008, CLST filed its delinquent 2007 Annual Report with the SEC, which disclosed that CLST now has “no revenue generating operations” and the stock is “thinly traded” as a result of the Company’s discontinued operations. Nevertheless, rather than discharging the Company’s liabilities and distributing the Company’s remaining liquidated assets to its shareholders pursuant to the Dissolution Plan, the Board disclosed that they were “considering not implementing the Company’s plan of liquidation and dissolution,” and were “giving careful consideration to the strategic alternatives available to the Company.”

83.           On January 16, 2009, the Board voted to increase its membership from three members to four. According to the Company’s Form 8-K Current Report filed January 23, 2009 (“January 2009 Current Report”), the Board appointed defendant Tornek as a Class III director to hold office for the remaining term of Class III directors “until the annual meeting of stockholders in 2010 and until his successor is duly elected and qualified.”

84.           It seems the Board did not look far for a person to fill the vacancy it created. Tornek is a friend and business partner of Durham. Defendants Durham and Tornek are business partners and co-proprietors of Touch Restaurant, located in South Beach, Florida. Moreover, Durham and

Tornek have served together since December 2008 as members of the Board of National Lampoon. Durham is also acting as interim president and CEO of National Lampoon while the SEC investigates certain matters related to National Lampoon. Coincidentally, Durham helped Dan Laikin, the former CEO of National Lampoon, take control of the company via a voting agreement. Dan Laikin had to resign following his criminal indictment relating to the alleged manipulation of National Lampoon’s stock.  Dan Laikin is also the brother of Bob Laikin, who was CEO of Brightpoint, during the times when Durham made over $30 million investing in Brightpoint and Durham was purchasing stock in CellStar before any deal with Brightpoint was publicly announced.

85.           Despite their public statements regarding the importance that shareholders be properly represented and the Dissolution Plan be carried out, the Director Defendants have failed to live up to their own standards. They have not held an annual meeting since they took over CLST, depriving CLST’s shareholders of their right to elect the Company’s directors. Moreover, the Director Defendants have engaged in a series of self-dealing transactions, enriching and entrenching themselves at the Company’s expense.

THE DIRECTOR DEFENDANTS’ SELF-DEALING

86.           Over the course of approximately three months, and in direct contrast to the shareholder approved Dissolution Plan, the Director Defendants caused CLST to: (i) expend tens of millions of dollars acquiring certain receivables and installment sales contracts; (ii) adopt a long term incentive plan for the benefit of officers/and directors only, and that was not approved by shareholders; and (iii) implement a poison pill Rights Plan for themselves that was designed to deter any acquisition of the Company on terms not approved by the Director Defendants.

The First Asset Purchase Agreement

87.           On November 10, 2008, defendants Durham and Kaiser caused CLST to enter into a purchase agreement with an initially unidentified “third party”(6) to acquire all the outstanding equity

(6) The Company disclosed the November 10, 2008 purchase agreement to its shareholders on its Form 8-K filed with the SEC on November 17, 2008, but defendants Durham and Kaiser caused CLST to redact the identities of both the seller and lender. On March 5, 2009, likely pursuant to pressure from the SEC, CLST disclosed that the unidentified seller in the November 10, 2008 purchase agreement was Drawbridge Special Opportunities Fund LP (“Drawbridge”).

interests of FCC Investment Trust I (“Trust I”) for approximately $41 million (“Purchase Agreement I”).(7) The portfolio of home improvement consumer receivables acquired pursuant to Purchase Agreement I consisted of approximately 6,000 accounts with an average outstanding balance of approximately $6,900 and an aggregate balance of approximately $41.5 million. The weighted average interest rate of the portfolio on the receivables’ cut-off date of October 31, 2008 was 14.4% . While Durham and Kaiser caused CLST to disclose these ballpark averages, they failed to cause CLST to disclose any information specific to any of the receivables, including the age of the outstanding receivables.

88.           The $41 million in consideration for Purchase Agreement I consisted of a cash payment of $6.1 million and a term loan of approximately $34.9 million from an initially unidentified entity. (8) The term loan, which matures on November 10, 2013, bears an interest rate of 5.0% over the LIBOR Rate. In addition, Trust I is required to pay a servicer, possibly a company with strong ties to defendant Durham, a monthly servicing fee equal to 1.5% per annum of the then aggregate outstanding principal balance of the receivables.

89.           CLST filed a Form 8-K on November 17, 2008, disclosing Purchase Agreement I and the related credit agreement (“Credit Agreement I”). In Credit Agreement I, multiple references are made to FFC, abbreviated in the contract to just “Fair,” and related individuals. According to the Company’s annual report for fiscal year 2008 (“2008 Annual Report”), defendant Durham is the managing member of DC Investments, LLC (“DC Investments”), of which Fair Holdings, Inc. (“Fair”) is a wholly-owned subsidiary. Durham is also Fair’s Chairman. FFC, of which Durham is

(7) Purchase Agreement I was entered into by CLST Asset I, LLC, a wholly-owned subsidiary of CLST Financo, Inc. (“CLST Financo”), a direct and wholly-owned subsidiary of CLST.

(8) On March 5, 2009, the Company belatedly disclosed that the previously unidentified lender and “Administrative Agent” in Purchase Agreement I was Fortress Credit Co. LLC.

CEO and a Director, is in turn a wholly-owned subsidiary of Fair. Durham, FFC, and FFC Chairman James F. Cochran (“Cochran”) later sold receivables, installment sales contracts and related assets to CLST in return for cash and stock pursuant to Purchase Agreement III (as defined herein). Rick D. Snow (“Snow”) is FFC’s CFO. John J. Head (“Head”) was, until recently, FFC’s registered agent.(9)

[This space has intentionally been left blank.]

(9) Head may have been at one time the President, Vice President, and a director of FFC. But Plaintiffs have reason to believe that Head, as of recently, may no longer hold a position with FFC. On January 21, 2009, FFC filed a statutory agent update with the Ohio Secretary of State replacing John J. Head as FFC’s “statutory agent.”

90.           Below is a chart illustrating defendant Durham’s affiliations with such individuals and entities as FFC, Head, and Snow. See also organizational/ownership charts available on the website for counsel of the bankruptcy trustee of FFC at http://www.kccllc.net, charts attached hereto as Exhibits A, B, C, and D.

91.           In Purchase Agreement I, a notice provision requires certain notices to purchases be sent to Head with an e-mail address at fairfinance.com and a “mandatory” copy to Sone and Jackson

Walker (which is, of course, also counsel to CLST and previously personal counsel to defendant Durham), but the notice provision to the sellers was redacted as follows:

SECTION 9.03.      Notices . All notices and other communications required and permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile, electronic mail or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(a) if to the Purchaser,

815 East Market Street

Akron, Ohio 44305

Fax No.: (330) 376-2527

Attention: John Head

Email: johnh@fairfinance.com

with a mandatory copy to:

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

Fax No.: (214) 661-6697

Attention: Jeffrey M. Sone

Email: jsone@jw.com

(b) if to the Seller,

*****

92.           These and other references indicate that FFC was either to be a servicer or backup servicer of the loan used to fund the asset purchase pursuant to Purchase Agreement I the related and Credit Agreement I. For example, a provision of Credit Agreement I states: “With respect to the initial Servicer, the written credit policies and procedures manual of FCC Finance, LLC set forth on Schedule V ... or, with respect to the Backup Servicer or any successor Servicer, the customary collection policies and procedures of such successor Servicer (including Fair in such capacity).”

93.           Another redacted provision in the Credit Agreement I states: “A condition that is satisfied if no “default”, “event of default”, or analogous event exists with respect to Fair as borrower or servicer under any credit facility to which ***** or any of its Affiliates is a party and no Change of Control of Fair has occurred.”

94.          Similarly, the Credit Agreement I provides:

“ Change of Control ”: Any of the following:

***

(b)                                                                                 any change in the management of the Borrower, or, if Fair is the Servicer, Fair (including by resignation, termination, disability or death) the result of which is that either John Head or Rick Snow is no longer under the employ of Fair or fails to provide active and material participation in the activities of Fair (including, but not limited to, general management, underwriting and the credit approval process and credit monitoring activities), for a period of three consecutive calendar months, and in such event, a reputable, experienced individual(s), reasonably satisfactory to the Administrative Agent, has not been appointed to fulfill the duties of the departing executive within 60 days after the end of such three-month period.

95.          This agreement not only potentially gives fees to FFC, but may potentially entrench the Director Defendants because of the change of control provisions. Durham and parties affiliated with him plainly sat on both sides of the transaction. As discussed below, the transaction offered no benefits to CLST, and instead has hurt the Company. It is plainly self-dealing.

The Second Purchase Agreement

96.          On December 12, 2008, defendants Durham and Kaiser caused CLST to form CLST Asset Trust II (“Trust II”),(10) through which CLST entered into another purchase agreement with initially unidentified “third parties”(11) to “acquire from time to time certain receivables, installment sales contracts and related assets” (“Purchase Agreement II”). Pursuant to Purchase Agreement II, Trust II committed to purchase certain receivables of at least $2 million. Defendants Durham and

(10) Trust II is wholly owned by CLST Asset II, LLC, a wholly-owned subsidiary of CLST Financo.

(11) The Company disclosed the December 12, 2008 purchase agreement to its shareholders on its Form 8-K filed with the SEC on December 19, 2008, but defendants Durham and Kaiser caused the Company to redact the identities of both the seller and lender. On March 5, 2009, the Company belatedly disclosed that SSPE, LLC and SSPE Investment Trust I were sellers in the December 12, 2008 purchase agreement.

Kaiser, however, caused CLST to disclose little to no information concerning the balance, interest rate, or age of any of the receivables available to be purchased pursuant to Purchase Agreement II. The identities of parties involved in Purchase Agreement II were initially redacted in a similar fashion as Purchase Agreement I.

97.          Pursuant to Purchase Agreement II, Trust II also became a co-borrower of an unidentified lender’s revolving credit facility (the “Revolver”) that permits borrowing of up to an aggregate amount of $50 million, of which at least $15 million could be utilized by Trust II to purchase additional receivables. Pursuant to the Revolver, however, Trust II is guaranteed to incur exorbitant fees regardless of whether it borrows against the Revolver or not. The Revolver matures on September 28, 2010, and bears an annual interest rate of 4.5% over the LIBOR Rate. In addition, Trust II is required to pay a fee to other “co-borrowers” of the Revolver equal to an annual rate of 0.5% for loans to Trust II that are equal to or below $10 million and an annual rate of 1.5% for loans to Trust II that are in excess of $10 million. Trust II must also pay a commitment fee to the lender equal to an annual rate of 0.25% of the unused portion of the maximum committed amount. In addition, Trust II is required to pay a servicer a monthly servicing fee equal to 1.5% of the then aggregate outstanding principal balance of the receivables.

The Third Purchase Agreement

98.          On February 13, 2009, the Director Defendants caused CLST to form CLST Asset III, LLC(12) (“Subsidiary”), through which CLST entered into another purchase agreement to purchase certain receivables, installment sales contracts, and related assets for total consideration of $3,594,354 (“Purchase Agreement III”).(13) This time, the Director Defendants disclosed that the sellers were FFC, defendant Durham, CEO and director of FFC, and Cochran, Chairman and director of FFC.  Durham is also the Chairman of Fair, of which FFC is a wholly-owned subsidiary.

(12) CLST Asset III, LLC is a wholly-owned subsidiary of CLST Financo.

(13) The $3,594,354 in consideration for Purchase Agreement III consisted of cash, stock, and promissory notes, as described in more detail herein.

Tellingly, defendant Durham and Cochran own all of the outstanding equity of FFC. Pursuant to Purchase Agreement III, FFC agreed to use its efforts to add Subsidiary or one of its affiliates as a co-borrower to one of FFC’s existing lines of credit with access to at least $15 million of credit for CLST’s own purposes.

99.          The generalized nature of the public disclosures for Purchase Agreement III is just one of many factors demonstrating the self-dealing nature of the transaction. The receivables acquired pursuant to Purchase Agreement III exist in one of two portfolios: (i) Portfolio A; and (ii) Portfolio B. The portfolios collectively consist of approximately 3,000 accounts with an aggregate outstanding balance of approximately $3,709,500. The average outstanding balance per account is approximately $1,015 for Portfolio A and $5,740 for Portfolio B. The weighted average interest rate of the portfolios on February 13, 2009, exceeded 18%. While CLST disclosed this general information concerning the receivables purchased pursuant to Purchase Agreement III, the Director Defendants failed to cause CLST to disclose any information specific to any of the receivables, including the age of the outstanding receivables.

100.        To give Purchase Agreement III the appearance that it was fair, the Director Defendants caused or allowed Purchase Agreement III to include provisions that misleadingly suggested that CLST was receiving more consideration from the transaction than it really was. For example, the Company has repeatedly stated that as “additional inducement” for entering into Purchase Agreement III, FFC promised to use best efforts to “ facilitate negotiations” to add CLST as a co-borrower under one of FFCs existing lines of credit with access to at least $15,000,000.00 of credit for the Company’s own purposes. However, not only does this language suggest that it was not even guaranteed that CLST would be able to participate in FFC’s lines of credit, but CLST, as a company slated for liquidation, should be focused on eliminated liabilities rather than taking them on.

101.        As another example of misleading consideration, FFC, at least at one point, was acting as servicer for the receivables CLST acquired pursuant to Purchase Agreement III. The Company stated that FFC would receive “no additional consideration for acting as servicer.” In other words, defendant Durham and his company, FFC, received consideration up front from CLST and thereafter had little motivation to continue servicing the agreement. Moreover, FFC now lacks the ability to service Purchase Agreement III. FFC closed for the week of Thanksgiving and has not re-opened since. As FFC is now subject to involuntary Chapter 7 bankruptcy under the care of a Trustee, the receivables are being serviced by another company, as discussed below.  As the purchase price CLST paid pursuant to Purchase Agreement III took into account that FFC would service the receivables, CLST has come out the loser by paying Durham, FFC, and Cochran up front for services that the Company is no longer receiving.

102.        The timing of Purchase Agreement III likewise reveals self-dealing. The Director Defendants apparently rushed to approve Purchase Agreement III. Purchase Agreement III says it is “[d]ated as of February 13, 2009.” The Company’s current report filed with the SEC on February 20, 2009, also indicated that the transaction pursuant to Purchase Agreement III was “effective” February 13, 2009. However, the fairness opinion publicly filed with Purchase Agreement III was dated as of February 17, 2009. Despite the fact that the fairness opinion was apparently not ready, the Director Defendants approved Purchase Agreement III prematurely because Durham and his various businesses, particularly FFC, were experiencing a cash flows crisis arising from Durham’s unsound (if not illicit) business practices that have come to light since Plaintiffs initiated this action.

103.        Even the February 17, 2009 fairness opinion itself was fatally flawed due to its overreliance on information provided by the Director Defendants. Business Valuation Advisors LLC (“BVA”) rendered the fairness opinion for Purchase Agreement III. BVA indicated in its opinion letter that in performing its analyses and rendering its opinion, that BVA relied substantially on data (including estimates, forecasts, and assumptions) provided by the Director Defendants. The opinion letter stated in relevant part:

This Opinion is subject to the terms and conditions of our engagement letter. In performing our analyses and rendering this Opinion, BVA, with your consent:

1.                                      Relied upon the accuracy, completeness, and fair presentation in all material respects of any and all information obtained from public sources or provided to it from private sources, including the management of CLST and Fair. BVA did not independently verify such information;

2.                                      Assumed that any estimates, forecasts, projections, and assumptions furnished to BVA were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing such information and that such forecasts and projections are achievable as presented;

3.                                      Assumed that the final versions of all documents reviewed in draft form by BVA conform in all material respects to the drafts reviewed;

4.                                      Assumed that information supplied to BVA and representations and warranties made in the Purchase Agreement are substantially accurate;

5.                                      Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Purchase Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

6.                                      Relied upon the fact that the Board of Directors and CLST have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken . . . .

104.        BVA further explained that it did not independently evaluate the forecastsor projects it was provided. BVA also outright stated that its opinion should not be treated as a valuation opinion. BVA’s opinion letter stated in relevant part:

BVA did not make any independent evaluation of any of the forecasts or projections with which it was furnished. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of CLST’s or Fair’s credit worthiness, tax advice, or accounting advice. BVA has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of CLST, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, and therefore, BVA has assumed that such terms are the most beneficial terms, from CLST’s perspective, that could, under the circumstances, be negotiated among the parties to the Purchase Agreement and the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction . . . .

105.        Perhaps more than anything else, the consideration paid pursuant to Purchase Agreement III establishes that the transaction was the fruit of the Director Defendants’ self-interested scheme to entrench and enrich themselves. The $3,594,354 in consideration for Purchase Agreement III consisted of: (i) cash in the amount of $1,797,178, of which $1,417,737 was paid to

FFC, $325,440 was paid to defendant Durham, and $54,000 was paid to Cochran; (ii) 2,496,077 newly issued shares of CLST common stock, of which 1,969,077 shares were issued to FFC, 452,000 shares were issued to Durham, and 75,000 shares were issued to Cochran; and (iii) six promissory notes in an aggregate original stated principal amount of $898,588,(14) of which two promissory notes in an aggregate original principal amount of $708,868 were issued to FFC, two promissory notes in an aggregate original principal amount of $162,720 were issued to Durham, and two promissory notes in an aggregate original principal amount of $27,000 were issued to Cochran.

106.        Before CLST entered into Purchase Agreement III, the Company had approximately 21,453,205 shares of common stock outstanding, of which defendant Durham owned or beneficially owned 1,053,394 shares, or approximately 4.9% . As a result of the transaction pursuant to Purchase Agreement III, Durham currently controls, influences, or beneficially owns approximately 3,474,471 shares of CLST’s stock, amounting to approximately 14.7% ownership of the Company. In other words, from a single transaction alone, Durham increased his ownership of the Company by approximately 10%. This ownership increase of about 10% reflects a substantial extension of Durham’s control over CLST, as he and the other Director Defendants seek to further entrench themselves as the Company’s officers and directors. As discussed below, this plainly self-dealing transaction also calls into question the legitimacy of the Rights Plan later initiated by the Director Defendants.

Identities Revealed in First Two Purchase Agreements

107.        On March 5, 2009, the Director Defendants released unredacted versions of Purchase Agreements I and II in separate 8-K/A filings. These filings revealed, in particular, the identities of the parties to the first two purchase agreements. Drawbridge was the “Seller” in Purchase

(14) The promissory notes relating to Portfolio A are payable in eleven quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0% plus the LIBOR Rate. The promissory notes relating to Portfolio B are payable in twenty-one quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0% plus the LIBOR Rate.

Agreement I, while Fortress Credit Co LLC was a “Lender” and the “Administrative Agent” in the related Credit Agreement I for Purchase Agreement I. SSPE, LLC and SSPE Investment Trust I were the Sellers in Purchase Agreement II, while Summit Consumer Receivables Fund, L.P. was the “Originator,” Summit Alternative Investments, LLC was the “Servicer,” and Fortress Credit Corp. was a “Lender” and the “Administrative Agent,” for the related revolving credit agreement. Other parties to Purchase Agreement II and/or its related agreements included SSPE, LLC, SSPE Investment Trust I, Summit Consumer Receivables Fund, L.P. (as a guarantor), and Eric J. Gangloff (also as a guarantor).

108.        Below is a table of individuals and entities identified in Purchase Agreement I as unredacted, as well as their apparent involvement in Purchase Agreement I and/or related Credit Agreement I.

PURCHASE AGREEMENT I/CREDIT AGREEMENT I
Party	Role/Capacity
CLST Asset I, LLC	Purchaser in Purchase Agreement I
Drawbridge Special Opportunities Fund LP	Seller in Purchase Agreement I
FCC Finance, LLC	Servicer in Credit Agreement I
FCC Investment Trust I	Borrower in Credit Agreement I
Fortress Credit CO LLC	Lender and Administrative Agent in Credit Agreement I
U.S. Bank National Association	Collateral Custodian in Credit Agreement I
Lyon Financial Services, Inc. (doing business as U.S. Bank Portfolio Services)	Backup Servicer in Credit Agreement I
John Head	Unclear, perhaps as key employee of FFC and agent for receipt of notices and communications made to CLST Asset I, LLC pursuant to Purchase Agreement I
Fair Finance Company	Unclear, potential Servicer in Credit Agreement I
Rick Snow	Unclear, perhaps as key employee of FFC

109.        Below is a table of individuals and entities identified in Purchase Agreement II as unredacted, as well as their apparent involvement in the Purchase Agreement II and/or related credit agreement (“Credit Agreement II”).

PURCHASE AGREEMENT II/CREDIT AGREEMENT II
Party	Role/Capacity
SSPE, LLC	Seller in Purchase Agreement II; Borrower in Credit Agreement II
SSPE Investment Trust I	Seller in Purchase Agreement II; Borrower in Credit Agreement II
CLST Asset Trust II	Buyer in Purchase Agreement II; Borrower in Credit Agreement II
Summit Consumer Receivables Fund, L.P.	Originator in Credit Agreement II; Guarantor in Credit Agreement II
Summit Alternative Investments, LLC	Servicer in Credit Agreement II
Eric J. Gangloff	Guarantor in Credit Agreement II
Fortress Credit Corp.	Lender and Administrative Agent in Credit Agreement II
U.S. Bank National Association	Collateral Custodian in Credit Agreement II
Lyon Financial Services, Inc. (doing business as U.S. Bank Portfolio Services)	Backup Servicer in Credit Agreement II

110.        Despite revealing identities, CLST has not disclosed the many documents referred to in the Purchase Agreements that appear to contain important information regarding the asset purchase transactions.  These documents include “Exhibit B,” the “Purchase Notice,” and the “Receivables List” from Purchase Agreement I.

Financial Results for First Quarter 2009 Reveal Impact of Self-Dealing

111.        Concerned with mounting suspicion among shareholders that the Purchase Agreements involved self-dealing, the Director Defendants apparently rushed a press release ahead of the quarterly results to present the performance of the self-dealing transactions in favorable terms. However, any benefit from the press release was short lived. The full financial results, released less than a month later, revealed that CLST was actually in worse financial condition due to the asset purchases.

112.        On March 25, 2009, the Director Defendants caused CLST to issue a press release touting the performance by the assets purchased pursuant to Purchase Agreement I (“March 25th Press Release”). The press release quoted defendant Kaiser:

We ended our 2009 first quarter with encouraging results, despite the broad economic turmoil,” Robert A. Kaiser, President and CEO of CLST Holdings, Inc., said. “As most investors will recall, we made an initial cash payment of $6.1 million to acquire FCC Investment Trust I. We have now received nearly 15 percent of our original investment while maintaining 94 percent of the original asset. Further, we are pleased that we have retired $2.3 million of our loan obligations through collections originated by the Trust. We look forward to reporting our full first quarter 2009 financial results in mid April.

113.        Less than a month later, the Company’s full first quarter 2009 financial results demonstrated that the March 25th Press Release was merely another part of the Director Defendants’ scheme to entrench and enrich themselves. Rather than give a complete preview of the Company’s financial results, the March 25th Press Release focused on just one aspect of CLST’s operations — and, in fact, just one of the three self-dealing transactions. The March 25th Press Release was intended to mitigate the growing shareholder sentiment that the Purchase Agreements involved self-dealing by casting the transactions in a positive light.

114.        On April 14, 2009, the Company released its quarterly results for the first quarter of 2009. Contrary to the rosy picture painted in the March 25th Press Release, the 1Q:09 Report showed that the Company was in a worse financial condition as a result of the self-dealing transactions. Among other things, the results showed that CLST’s liquid assets had been greatly depleted and that the Company was operating at a larger loss.

115.        The 1Q:09 Report disclosed that CLST’s cash and cash equivalents had dropped from approximately $9.8 million to $6.4 million in the three month period ended February 28, 2009. A year prior, on February 29, 2008, the Company had nearly $16.5 million in cash and cash equivalents. Thus, in a matter of months, the Company had reduced its most liquid assets by more than $10 million dollars, or over 60%.

116.        This reduction in cash and cash equivalents was not a result of a dividend distribution to CLST’s shareholders. Rather, it was due to the acquisition of assets pursuant to the various Purchase Agreements. $6.1 million of CLST’s cash on hand was consumed pursuant to Purchase Agreement I. As disclosed in the 1Q:09 Report, the Company acquired approximately $5.8 million of receivables with an aggregate purchase discount of $.5 million pursuant to Purchase Agreement II. The purchase was accomplished in part by borrowing $3.7 million via the revolving facility. This indicates the Company used over $2 million of its own cash to purchase those assets. As for the

Purchase Agreement III, the Company paid nearly $1.8 million to defendant Durham, Cochran, and FFC.  When combined, the cash CLST expended pursuant to the three self-dealing Purchase Agreements closely matches the $10 million reduction in the Company’s cash and cash equivalents. Further, while cash went down, the Company’s receivables went up. Between November 30, 2008, and February 28, 2009, the Company’s long term notes receivable increased by approximately $5.4 million. In other words, during the worst economic recession since the Great Depression, the Director Defendants caused CLST to convert over 60% of the Company’s most liquid, safe assets (particularly cash) into illiquid, high-risk, consumer-based account receivables contrary to the shareholder-approved Dissolution Plan and the best interests of the Company.

117.        Not only does the 1Q:09 Report demonstrate that the Director Defendants depleted the Company’s cash reserves, but it shows that they caused the Company to operate at an even greater loss. Importantly, the Company’s loss from continuing operations before income taxes jumped from $325,000 to $583,000 between November 30, 2008 and February 28, 2009. This contradicts the rosy picture the March 25th Press Release portrayed, as well as assertions by the Director Defendants that the asset purchase transactions were intended to generate taxable income for the Company.

118.        Likewise, the particular disclosures regarding the asset purchase transactions indicate that the Purchase Agreements are failing to achieve their purported purpose. Supposedly, the recently acquired assets are intended to generate taxable income sufficient for the Company to utilize its deferred tax assets. The Director Defendants caused the Company to state in its 1Q:09 Report:

By investing our cash resources in relatively high yielding assets, we are also able to take advantage of the favorable tax treatment provided by our net operating losses. Our net operating losses may offer significant value to us, if they can be utilized to reduce tax liabilities prior to the termination of our corporate status.

119.        However, the receivables-based assets are proving to be more high risk than “high yielding.” According to the 1Q:09 Report, the assets purchased pursuant to Purchase Agreement I generated a net income of $97,000. But these assets would have otherwise shown a net loss of $41,000 for the quarter if a $138,000 intercompany interest expense was included. The 1Q:09

Report also provided pro forma information relating to Purchase Agreement I. The information showed the transaction would have generated a quarterly loss from continuing operations before income taxes of $938,000 if the assets had been acquired on December 1, 2007, rather than during the previous fiscal year. The assets acquired pursuant to Purchase Agreement II did not fare any better. Those assets resulted in a net loss of $60,000. Because Purchase Agreement III was approved at the end of the first quarter of 2009, the 1Q:09 Report did not report meaningful results relating to that purchase agreement. By generating little or no income, the assets acquired via the Purchase Agreements are not helping the Company utilize its deferred tax assets. Indeed, these results further demonstrate that the Purchase Agreements involved self-dealing by the Director Defendants.

120. Moreover, the size of the servicing fees compared to the revenues generated also call into question the fairness of the Purchase Agreements.  According to the 1Q:09 Report, the Company’s revenues were $1.6 million compared to zero in 2008. This was primarily due to $1.5 million in interest and other charges collected under Purchase Agreement I.  However, the Company’s loan servicing fees were $306,000, of which $177,000 related to Purchase Agreement I. These servicing fees amount to nearly 20% of the Company’s revenues. These fees are excessive, especially in light of the risk the Company assumed by acquiring these risky assets and because the Company was forced by the Director Defendants to take on debt in order to finance the asset purchases. Therefore, the servicing fees incurred during the first quarter of 2009 indicate the self-dealing nature of the Purchase Agreements.

121. Taken together, the results from the financial results from first quarter 2009 paint a clear picture that CLST is in its worst financial condition and has substantially less cash than did it before the Director Defendants caused the Company to engage in the Purchase Agreements. These results show that the Purchase Agreements were not intended to benefit the Company, but were rather the product of self-dealing transactions.

CLST’s Struggle with the SEC over Disclosures Further Demonstrates the Director Defendants’ Bad Faith and Disloyalty

122.         Rather than be truthful and transparent with CLST’s shareholders, since November of 2008, the Director Defendants have caused the Company to file several inadequate quarterly reports (i.e., Form 10-Qs), annual reports (i.e., Form 10-Ks), and current reports (i.e., Form 8-Ks) with the SEC. Many of these filings have been amended more than once, forcing CLST to needlessly expend substantial resources. Indeed, this apparent insistence by the Director Defendants to withhold or inadequately disclose information — particularly concerning the Purchase Agreements — further demonstrates that the Director Defendants are acting in bad faith and are disloyal to CLST and its shareholders.

123.         On November 17, 2008, CLST filed a Form 8-K disclosing Purchase Agreement I. Similarly, on December 19, 2008, CLST filed a Form 8-K disclosing Purchase Agreement II. Both filings were first amended on March 5, 2009, then again on September 3, 2009, and most recently on November 5, 2009. With each amendment, CLST disclosed additional information relating to Purchase Agreements I and II. These three rounds of amendments demonstrate that CLST, as controlled by the Director Defendants, is resisting disclosure of information that the SEC believes is important to the Company’s shareholders.

124.         On March 2, 2009, CLST filed its 2008 Annual Report on Form 10-K. The 10-K was amended on November 5, 2009. That same day, CLST filed amendments to its quarterly reports for the first three quarters of fiscal year 2009, which were the 10-Qs originally filed on April 14, 2009, July 14, 2009, and October 15, 2009 (“Q3:09 Quarterly Report”). All three 10-Qs were again amended on January 29, 2010.  Through these amendments, CLST has disclosed additional information relating to the Purchase Agreements and the other self-dealing/self-entrenching actions taken by the Director Defendants, which are set forth in this petition in intervention.

125.         Then on February 23, 2010, all three 10-Qs already twice amended were amended once more “in response to comments [CLST has] received from the SEC regarding the Company’s evaluation of the Company’s disclosure controls and procedures.” After management, under the supervision and with the participation of CLST’s CEO and CFO, conducted an evaluation of the effectiveness of disclosure controls and procedures, the CEO and CFO concluded that CLST’s disclosure controls and procedures are not effective and that the Company “failed to include a clear conclusion with respect to the effectiveness of the Company’s internal control over financial reporting in the Management’s Report on Internal Control Over Financial Reporting in [its] Annual Report on Form 10-K for the year ended November 30, 2008 ...” The 10-Qs also state that CLST remedied this failure by amending the 10-K on November 5, 2009. However, “the significant deficiencies reported in [the] Original 10-K, as amended, continue to exist.” The amendments show that the SEC shares many of the same concerns as Plaintiffs and that the Director Defendants, as officers and directors of the Company, have caused CLST to withhold important information from shareholders.

126.         The round after round amendments by CLST result from the Company’s struggles to satisfy the SEC’s demands for additional disclosure. Tellingly, many of the additional disclosures mandated by the SEC concern the Purchase Agreements. With each round of additional disclosures, it becomes more and more evident that each of the Purchase Agreements was a self-dealing, related-party transaction.

127.         Meanwhile, CLST’s 10-Q filed April 14, 2010 (“Q1:10 Quarterly Report”), demonstrates that the Company’s situation continues to deteriorate. During the first quarter of fiscal year 2010, CLST suffered a $2,760,000 net loss. That net loss is more than six times the $453,000 net loss that the Company experienced during the same fiscal period in 2009. Especially of concern, CLST reports an allowance for doubtful accounts totaling $4,789,000 resulting from the increase in the default rates experienced in the beginning of the third quarter of 2009. The Q1:10 Quarterly Report also shows that CLST started the first quarter of 2009 with $9,754,000 in cash and cash equivalents, but by the end of the first quarter of 2010, that figure was more than halved to $3,159,000. And the $3,159,000 represents less than one — fifth of the $16,149,000 in cash and cash equivalents that CLST reported as of third quarter 2008, which was before the Director Defendants caused CLST to enter the receivables business. Given these figures, it is apparent that CLST is running low on cash. At the same time, the Company’s other assets are primarily locked up in risky receivables that defendant Durham and related parties (including Fortress,(15) Summit,(16) and FFC) unloaded onto CLST to improve their liquidity at the expense of CLST.

128.         Additionally, the Company must deal with an on-going investigation by the SEC into various matters alleged herein.

Dealings amongst Durham, FFC, Fortress, and Summit(17)

129.         Defendant Durham is an owner, a director, and the CEO of a financial services business misleadingly named Fair Finance Company, or FFC for short. FFC provides consumer financing services through the purchasing and servicing of consumer contracts from a variety of businesses wishing to provide financing for their customers. FFC also engages in providing business and personal financing through the purchasing of loans from its parent company, Fair, and other business and personal loan origination companies. At one time FFC was a reputable company that offered investment certificates to small investors, primarily Ohio residents. These investment certificates allowed FFC to leverage money from the investors in return for, what was historically, a steady stream of interest.

130.         However, things changed after defendant Durham and Cochran acquired FFC in 2002. While Durham was in charge, FFC sold $200 million worth of investment certificates, $168 million of which Durham loaned to himself, his friends (including Dan Laikin, who served as a director of FFC and posted collateral, the bulk of which is Brightpoint stock, in one of Durham’s

(15) “Fortress” refers to Fortress Credit Co LLC and Fortress Credit Corp., collectively.

(16) “Summit” refers to Summit Consumer Receivables Fund, L.P. and Summit Alternative Investments, LLC, collectively.

(17) Many of the allegations asserted in this section are derived from the findings of fact made by Judge Chin in a May 19, 2009 opinion granting the plaintiff’s motion for summary judgment and denying FFC’s motion for such in FCS Advisors, Inc. v. Fair Finance Company, 07-cv-6456 (DC) (S.D.N.Y.). Some allegations come from other sources such as CLST’s offering circular filed by FFC with the Ohio Department of Securities on November 24, 2009. Plaintiffs incorporate by reference Judge Chin’s May 19, 2009 opinion and FFC’s November 24, 2009 offering circular.

investment accounts), and his other businesses.(18) Durham issued these insider loans on terms more favorable than were otherwise available to the public. Moreover, it is also becoming evident that most of these loans may never be paid back.

131.         Because defendant Durham was using FFC assets for his own purposes, FFC was repeatedly facing liquidity problems. The capital that has helped keep FFC alive for the past couple of years came from none other than the sellers in Purchase Agreements I and II. Summit provided money for refinancing. Meanwhile, Fortress provided a vehicle to generate much-needed cash flows. Importantly, the tangled web of business dealings amongst Durham, FFC, Fortress, and Summit reveals the self-dealing nature of the Purchase Agreements.

132.         Defendant Durham’s relationships with Fortress and Summit, particularly through FFC, pre-date CLST’s entrance into the receivables business. During 2007, FFC sought as much as $75 million in financing. FFC was especially looking to raise capital to refinance an existing loan totaling approximately $23 million. At one point, FFC and Summit were negotiating a deal whereby Summit would purchase approximately $23 million of FFC’s account receivables. To accomplish this transaction, Summit arranged for financing from Fortress. Stuck with unmarketable accounts receivables during an economic collapse, Summit conceivably would have sought, near the end of 2008, to unload some of the receivables it acquired from FFC. It is reasonable to conclude that Durham, as a favor or for his own personal gain, would have referred CLST to Summit as a potential buyer of these receivables, which CLST apparently acquired pursuant to Purchase Agreement II.

133.         The 2007 transaction with Summit only took care of the aforementioned $23 million loan, and did not provide any financing for FFC going forward. According to Wayne Crane, an Executive Vice President at Summit, Summit and Fortress began discussions in June 2007 about jointly offering FFC a warehouse line of credit. Summit contacted FFC’s CEO, defendant Durham, in late June 2007, at which time they discussed such line of credit.

(18) See Exhibits A, B, C, and D for charts of related Durham entities that may have received or been involved with friendly loans from FFC.

134.         On June 28, 2007, Summit sent an e-mail to Durham and other FFC executives indicating that Summit was interested in providing FFC with a warehouse line of credit after the completion of the $23 million transaction. On July 13, 2007, Durham sent a letter to Summit declining additional financing at that time. A week later, FFC closed the transaction with Summit for the purchase of $23 million in FFC receivables. This transaction is reflected in a UCC Financing Statement FFC filed with the Ohio Secretary of State on July 25, 2007. According to the UCC Financing Statement, Fortress was the Administrative Agent in the transaction.

135.         In October 2007, FFC informed Summit that it was “ready to proceed with the line of credit.” Fortress, through Summit, proposed to extend to FFC a multi-million dollar line of credit and, in October 2007, FFC expressed interest in the deal.

136.         On February 12, 2008, FFC and Fortress entered into a $50 million revolving credit agreement. This agreement is reflected in a UCC Financing Statement FFC filed with the Ohio Secretary of State on February 13, 2008.

137.         In order to accomplish this loan facility, FFC was required to establish a wholly-owned Ohio Limited Liability Company — Fair Facility I, LLC (“Fair Facility I”). Under the terms of the loan facility, FFC agreed to sell finance receivables to Fair Facility I, who in turn would pay FFC with funds from the credit facility.  The credit facility would be paid back through the collection of the receivables. FFC received a stream of income as the servicer of the finance receivables that it sold to Fair Facility I.

138.         Almost exactly one year later, FFC agreed to use its best efforts to facilitate negotiations to add CLST’s subsidiary, CLST Asset III, LLC, to this same line of credit as part of Purchase Agreement III. According to an offering circular FFC filed with the Ohio Division of Securities (“ODS”) in November 2009, Purchase Agreement III was executed shortly after FFC management became concerned about FFC’s ability to obtain sufficient capital to repay investment certificates as they became due. At the same time, FFC was unable to leverage certain consumer finance receivables under its wholly — owned subsidiary and loan with Fortress — presumably Fair

Facility I. As a result of this concern and FFC’s inability to leverage the returns of those receivables, FFC entered into Purchase Agreement III on February 13, 2009 with CLST Asset III, LLC.

139.         FFC recently ceased operations as it can no longer rely on its two main sources of funds: the Fortress line of credit and the investment certificates used to sell to Ohio residents. On June 17, 2009, Fortress’ line of credit was reduced from $50 million to $35 million. But more importantly, FFC’s ability to sell investment certificates expired on November 24, 2009. At least during October and November of 2009, FFC made a frantic attempt to secure regulatory clearance with the ODS to sell additional investment certificates. However, the ODS rejected at least two applications by FFC to sell new securities and proceeded to launch an investigation into the business practices at FFC.

140.         While FFC was teetering on the verge of collapse, CLST was experiencing difficulties with the assets it acquired under the Purchase Agreements, thanks in part to Summit and Fortress. During the second quarter of 2009, CLST was informed by Summit that the credit facility it entered into with Trust II, Summit, and various other parties had been reduced by $20 million to $30 million. Summit did not indicate the specific reasons for the reduction in the credit facility other than it was part of a negotiation with Fortress regarding a default on another Summit portfolio.

141.         On October 16, 2009, CLST received a notice of default from Fortress stating that an event of default had occurred and was continuing under Credit Agreement I. Fortress alleged in the notice of default that the three-month rolling average annualized default rate of the Trust I portfolio had exceeded 7%, thus breaching one of the covenants under Trust I’s Credit Agreement I. As a result of the default, the interest rate payable by CLST has increased by an additional 2% per annum, and all collections by CLST, amounts retained to pay interest, fees, principal amortizations, and other charges that are normally remitted to the Company, are instead being applied to outstanding principal under Credit Agreement I until the amount due has been reduced to zero. The entire balance of $25.1 million due to Fortress under Credit Agreement I has now been classified as current on the February 28, 2010 balance sheet. In addition, Fortress is entitled to foreclose on the assets of Purchase Agreement I and sell them to satisfy amounts due it under Credit Agreement I. Beginning in the third quarter of 2009 and continuing through the first quarter of 2010, the annualized default rate for the receivables increased to as high as 13.5% in December 2009; accordingly, the Director Defendants have caused CLST to increase its allowances for doubtful accounts.

142.         On December 2, 2009, CLST received a notice of default from Fortress stating that a servicer default had occurred and was continuing under Credit Agreement II as a result of a material adverse effect with respect to the servicer. The Fortress notice states that FFC, in its capacity as a sub-servicer for assets held by the SSPE Trust, had failed to perform its servicing duties with respect to that portion of the receivables portfolio owned by SSPE Trust for which FFC had been retained as a sub-servicer by the SSPE Trust. According to Fortress’ December 2 notice of default, results from the ongoing federal investigation of FFC and defendant Durham constitutes a material adverse effect with respect to the servicer and thus a breach of a covenant under Credit Agreement II. If a default in the covenants has in fact occurred under Credit Agreement II, the interest rate payable by CLST will increase by an additional 2% per annum, and Fortress will be entitled to accelerate and declare immediately due all of CLST’s obligations under Credit Agreement II. In addition, if a default under Credit Agreement II exists and is continuing, Fortress is entitled to foreclose on the assets of Purchase Agreement II and sell them to satisfy amounts due it under Credit Agreement II.

143.         CLST received a second notice of default dated February 8, 2010 from Fortress stating that an additional event of default had occurred and is continuing under Credit Agreement II because the three-month rolling average annualized default rate of the Class A receivables in the Trust II portfolio had exceeded 5% on January 31, 2010. On February 26, 2010, the parties to Credit Agreement II entered into a wavier and release agreement whereby: (1) each event of default declared in both default notices for Credit Agreement II was waived; (2) CLST became the sole borrower under Credit Agreement II; (3) the outstanding borrowings attributable to SSPE Trust were paid in full; (4) SSPE Trust and their affiliates were released from all further obligations under Credit Agreement II; and (5) the SSPE Trust assets were removed as pledged collateral for Credit Agreement II. The Fortress waiver also amended certain terms of Credit Agreement II including the elimination of CLST’s right to further borrowings and the requirement for CLST to pay an unused commitment fee. Subsequently, in March 2010, a representative of Fortress indicated (though it was not disclosed how) to a representative of the Company that a new default under Credit Agreement II may have occurred as a result of the three-month rolling average annualized default rate of the Class A receivables in the Trust II portfolio exceeding 5% as of February 28, 2010. As of February 28, 2010, total borrowings under Credit Agreement II were $4.8 million.

144.         More recently, CLST has apparently found itself in default yet again under Credit Agreement II. On May 13, 2010, CLST received a third notice of default from Fortress as a result of the three-month rolling average Class A default ratio of the receivables exceeding 5% as of April 30, 2010. As of May 19, 2010, the Company had not formed an opinion as to whether a default under the Trust II Credit Agreement has occurred and remains uncured. If a default in the covenants has occurred under the Trust II Credit Agreement, the interest rate payable will increase by an additional 2% per annum, Fortress will be entitled to accelerate and declare immediately due all of Trust II’s obligations under the Credit Agreement, and Fortress will be entitled to foreclose on the assets of Trust II and sell them to satisfy amounts due under the Credit Agreement.

145.         This intricate web of relations between defendant Durham, FFC, Fortress, and Summit, which increasingly is coming to light, further demonstrates the self-dealing nature of the Purchase Agreements. Indeed, the triangle of contractual agreements between FFC, Fortress, and Summit reveals that even Purchase Agreements I and II were related-party transactions. Moreover, in light of FFC’s cash flow difficulties dating back even to 2007, and FFC’s later indebtedness to Fortress and Summit, it is reasonable to conclude that Durham took advantage of his position as a CLST director to transfer his financing troubles at FFC to CLST, which was sitting on millions of dollars of cash that Durham needed quick access to in order to keep his business empire artificially afloat. But Durham is not the only CLST director who breached his fiduciary duties. Defendants Kaiser and Tornek, by being willing participants in Durham’s scheme or at the very least blindly rubberstamping transactions with entities related to Durham, breached their fiduciary duties as well.

The Purchase Agreements Were Self-Dealing

146.         By reason of their positions with CLST, the Director Defendants were in possession of non-public information concerning the financial condition and prospects of CLST and the assets recently acquired by CLST pursuant to the Purchase Agreements, including the true value and expected increased future value of the assets, and the identity of the sellers initially redacted in Purchase Agreements I and II. Some of this information was disclosed to CLST’s public stockholders only after Red Oak and Jeffrey Jones initiated a prior derivative action against the Director Defendants. Moreover, despite their duty to act in the best interests of CLST and its shareholders, the Director Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of CLST’s public shareholders. There is no indication these conflicts of interest were even disclosed to the only independent director, Rajegowda.

147.         The asset purchases pursuant to the Purchase Agreements were wrongful, unfair, and harmful to CLST, and represent an effort by the Director Defendants to aggrandize their own financial position and interests at the expense of, and to the detriment of, CLST. Specifically, the Director Defendants have forced CLST to purchase assets on terms that do not accurately value those assets, and they have still failed to disclose material information concerning the asset purchases. Accordingly, the Purchase Agreements were done to benefit the Director Defendants without consideration to the best interests of CLST.

148.         The Director Defendants have also approved the Purchase Agreements so that they can transfer CLST’s cash and stock to themselves. By doing so, they have and hope to continue becoming enriched and more entrenched. Meanwhile, CLST is forced to assume debt to purchase risky debt-based assets that may ultimately have no meaningful value and that are contrary to the existence of the Dissolution Plan.

149.         In light of the foregoing, the Director Defendants must compensate CLST for the damage they caused to it, and action must be taken to preserve CLST’s cash assets and implement the shareholder approved Dissolution Plan so as to promote the best interests of CLST and its shareholders.

The Long Term Incentive Plan

150.         On December 1, 2008, defendants Durham and Kaiser approved the Long Term Incentive Plan, pursuant to which up to 20 million shares of restricted stock, stock options, and other stock-based awards could be granted to CLST’s employees, officers, directors, consultants, and advisors. The Board did not request shareholder approval of the Long Term Incentive Plan. Nor did the Board explain why there was a benefit to the Company by adopting such a plan or whether there was a need for long term retention of only three employees, particularly when the Company was to follow a shareholder-approved dissolution plan.

151.         Under the Long Term Incentive Plan, up to 20 million shares of common stock could be issued as restricted stock, stock options, and/or other forms of stock option-based awards to the Company’s employees, officers, directors, consultants, and advisors. CLST reported in its quarterly report for third quarter of 2008 that the Company had 20,553,205 shares of common stock outstanding. CLST’s 2008 Annual Report indicates that CLST had approximately three employees.(19)

152.         Also on December 1, 2008, the Board approved the grant of 300,000 shares of restricted stock to each of its directors, including defendants Durham and Kaiser. Of each of the restricted stock grants, 100,000 shares vested immediately on December 1, 2008, and the remaining 200,000 of the shares vest in two equal annual installments on each anniversary of the date of the grant.

153.         On January 16, 2009, the Board appointed defendant Tornek to fill a vacancy it created by expanding the Board from three directors to four. In a Form 4 filed on March 9, 2009, Tornek reported a stock grant of 300,000 shares of restricted common stock on March 5, 2009. As with the grants to the other directors, 100,000 of Tornek’s shares vested on the grant date and the

(19) CLST reported in its annual report for fiscal year 2008 that “[a]t February 27, 2009, the Company had 2 permanent employees and 1 temporary employee worldwide.”

remaining 200,000 shares vest in two equal annual installments on each anniversary of the grant date.

154.         These grants are inconsistent with the Dissolution Plan and the purposes for such a plan. CLST had sold off substantially all of its assets in 2007. The Company’s shareholders had approved the Dissolution Plan. CLST had approximately only three employees. There has been no indication that long-term retention is needed. In fact, the Durham Nominees, including Durham and Kaiser, indicated that they would carry out the Dissolution Plan when they sought election to the Board. A company like CLST, which is purportedly in the process of winding up, has no need to give its directors significant grants of stock vesting over two years, let alone set up a massive long-term plan.

155.         The stock grants made pursuant to the Dissolution Plan suggest that the Director Defendants have no intention of winding up the Company within the next two years. And in fact, these stock grants are contrary to the general purpose of stock-based compensation of aligning the interests of the directors with those of shareholders. By giving themselves stock vesting over two years, the Director Defendants will want to maintain the operations of the Company until the stock fully vests, rather than immediately dissolve the Company, which was the mandate of the shareholders when they approved the Dissolution Plan and elected the Durham Nominees to the Board.

156.         Further, it seems doubtful that the grants are intended to compensate for past performance. This is evidenced by the fact that Tornek was granted the same amount of stock as the other directors even though he had only served on the Board for less than two months. Moreover, because the Company had sold off substantially all of its operations and has approximately three employees, there should have been little work for the Board to perform. CLST reported such in its 2008 Annual Report: “For most of 2008, we had no significant operations and the majority of our efforts were associated with winding down the remaining entities and other activities related to the prior business.”

157.         The Long Term Incentive Plan and the 300,000 shares of stock granted to each director seem to be entwined in a larger scheme by the Director Defendants to entrench and enrich themselves. It appears that the Director Defendants may be using the Purchase Agreements, in part, to justify the stock grants they gave themselves. In its 2008 Annual Report, CLST indicated that it is now in the “business of purchasing receivables.” Thus, by purchasing receivables that the Company will have to process for the foreseeable future, the Director Defendants have not only created work for themselves to justify the significant stock compensation they approved for themselves, but they have also all but guaranteed that the Company will remain in business until their shares fully vest. The timing of the Long Term Incentive Plan and the related stock grants further establishes a connection to the receivable purchases. It may be no coincidence that the Board approved the Long Term Incentive Plan just weeks after they approved Purchase Agreement I and shortly before approving Purchase Agreement II. Moreover, by issuing themselves stock as opposed to cash or stock options, the Director Defendants have increased their ability to entrench themselves by increasing their collective voting power in any upcoming election of CLST directors.

158.         Therefore, by approving the Long Term Incentive Plan and granting hundreds of thousands of shares of stock to themselves, the Director Defendants engaged in outright self-dealing and breached their fiduciary duties to CLST and its shareholders.

CLST Retained an Attorney Who Has Personally Represented Defendant Durham

159.         The Director Defendants’ conflicted interests are further questioned by their decision to retain Jackson Walker, and particularly Sone, an attorney at the law firm, as counsel for CLST.(20) Rather than retaining independent counsel to represent the best interests of CLST, certain of the Director Defendants caused CLST to retain Jackson Walker and Sone, who have previously represented defendant Durham on a number of occasions.(21)

(20) Jackson Walker is listed as CLST’s legal counsel on the contacts page of CLST’s website, available at http://www.clstholdings.com/contacts.asp (last visited March 1, 2009).

(21) Sone’s relationship with defendant Durham dates back to at least 2001, when Durham served as CEO of Danzer Corp.

160.         Indeed, Sone’s and Jackson Walker’s relationship with CLST was not always amicable. In 2007, Sone contacted CLST numerous times on behalf of Sone’s client, defendant Durham, in connection with Durham’s fight to replace the incumbent Board. On May 18, 2007, Sone wrote the former Chairman of the Board a letter on behalf of Durham, expressing Durham’s dissatisfaction with the Board. Subsequently the Director Defendants caused Sone to be intimately involved in several of CLST’s transactions, including, without limitation, Purchase Agreement I,(22) Purchase Agreement II,(23) and the Rights Plan.(24) Tellingly, as explained in more detail herein, these transactions appear to benefit the Director Defendants, especially defendant Durham, at the expense of CLST and its shareholders.

161.         Sone has represented and continues to represent CLST in matters relating to this litigation.

The Director Defendants Use the Rights Plan to Maintain and Entrench Their Control of CLST

162.         In early February of 2009, the Director Defendants, in their positions as the Company’s officers and directors, caused the Company to initiate a poison pill – the Rights Plan – to fend off a tender offer that directly threatened their control over the Company.

163.         On February 3, 2009, Red Oak announced that it intended to commence a tender offer for up to 70% of CLST’s outstanding shares. Pursuant to the Proposed Tender Offer, Red Oak would purchase CLST shares at $.25 per share, representing a premium of approximately 72% over the prior day’s closing price.

(22) Sone from Jackson Walker is referenced as CLST’s counsel within CLST’s 8-K, filed November 17, 2008, concerning Purchase Agreement I, as well as within the Credit Agreement I attached as Exhibit 10.2 thereto.

(23) Jackson Walker is also referenced within the revolving credit agreement, attached as Exhibit 10.2 to CLST’s Form 8-K, filed December 19, 2008, concerning Purchase Agreement II.

(24) Sone from Jackson Walker is referenced as CLST’s counsel within CLST’s 8-A12G, filed February 13, 2009, concerning the Rights Plan as well as within the rights agreement attached as Exhibit 4.1 thereto.

164.         That same day, the Director Defendants created an Executive Committee to which they delegated all of the Board’s authority. The Director Defendant appointed themselves to the Executive Committee, while the one independent director, Rajegowda, was excluded from the committee. Thus, the Director Defendants effectively deprived Rajegowda of his powers as a director.

165.         On February 5, 2009 – two days after Red Oak announced the Proposed Tender Offer – the Director Defendants approved a shareholder Rights Plan, which was purportedly intended to act as a deterrent to any person or group acquiring 4.9% or more of CLST common stock without the Director Defendants’ approval. Specifically, if the Rights Plan is triggered by certain conditions, it provides that a dividend of one preferred share purchase right for each outstanding share of common stock of CLST be payable to CLST shareholders of record as of February 16, 2009. The Rights Plan, in summarizing the rights of shareholders, states in part:

Stockholders who own 4.9% or more of our outstanding common stock as of the close of business on February 16, 2009 will not trigger the Rights Plan so long as they do not (i) acquire any additional shares of common stock or (ii) fall under 4.9% ownership of common stock and then re-acquire 4.9% or more of the common stock. The Rights Plan does not exempt any future acquisitions of common stock by such persons. Any rights held by an Acquiring Person are null and void and may not be exercised. Our Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan.

166.         On February 9, 2009, in light of the Rights Plan, Red Oak terminated its Proposed Tender Offer. By initiating the Rights Plan, the Director Defendants successfully preserved their control over the Company – since shown to be their true intention.

Defendants Use Net Operating Losses as a Pretext to Hide Their Self-Dealing

167.         The Director Defendants claimed that the Rights Plan was intended to protect certain tax-based assets belonging to the Company. However, circumstances demonstrate that this was merely a pretext to conceal the Director Defendants’ true intention of preserving their control over the Company.

168.         Among a company’s many assets may be deferred income tax assets. Some deferred income tax assets are derived from provisions in the U.S. Internal Revenue Code that permit a Company to reduce the amount of taxes it must pay in future years based on losses it is currently incurring. Accordingly, a net operating loss (“NOL”) can result in a deferred income tax asset if federal tax laws allow a company to carry forward a loss from a previous period to following periods to offset any income later generated. As CellStar explained in multiple public filings, “[t]he ultimate realization of deferred income tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences are deductable.” In other words, income tax assets can only have value if the company is able to generate sufficient taxable income to take advantage of the tax deductions. Generally, these assets are valued by the amount of tax savings the Company expects to realize over time, whereas the NOLs represent the reduction in taxable income which thereby causes the tax savings.(25)

169.         According to CellStar’s own public disclosures, the “most significant factor” considered in determining the realizability of the Company’s deferred tax asset is the Company’s projected profitability. “If the Company is unable to generate sufficient future taxable income, the Company would be unable to use these assets.” Consistent with these principles, financial reporting standards require the Company to establish a valuation allowance when it is more likely than not that the Company will not realize even a portion of a deferred tax asset. The deferred tax assets are then shown net of the valuation allowance on the Company’s balance sheet.

170.         In its annual report for the fiscal year ended November 30, 2005, the Company reported U.S. Federal NOLs of approximately $84.8 million, which would begin expiring in 2020, and foreign NOLs of approximately $2.2 million, which would begin expiring in 2012. That fiscal year the Company generated a net loss before income taxes, and thus was unable to take advantage

(25) To calculate the gross value of a deferred income tax asset derived from NOLs, a corporation would multiply the NOLs by the applicable corporate income tax rate.

of its NOLs. As of the end of fiscal year 2005, the Company reported deferred income tax assets of $7.4 million net of a valuation allowance of $56.1 million.

171.         The next year, the Company disclosed in its annual report for fiscal year ended November 30, 2006 (“2006 Annual Report”) that the Company utilized its NOLs to offset some of its tax liability. The Company also reported that as of November 30, 2006, it had deferred income tax assets, net of valuation allowances, of $7.6 million, “a significant portion of which relates to net operating loss carryforwards.” To fully utilize these net deferred tax assets, the Company stated it would need to generate $21.1 million in pre-tax income. For the end of fiscal year 2006, the Company reported a valuation allowance for deferred income tax assets of $56 million. The Company explained that “at November 30, 2006 and 2005, the Company has provided a valuation allowance against the majority of its net operating losses as realization of the tax benefits is not expected based on current operations.”

172.         The Company also disclosed in its 2006 Annual Report that it expected the proposed U.S. Sale to result in a gain of over $50 million. The Company explained that it believed a significant amount of this gain would be offset by the utilization of NOLs. However, the Company expected the Mexico Sale to “negatively impact” the Company’s deferred income tax valuation allowance. Assuming the Mexico Sale occurred, the 2006 Annual Report stated that the income tax valuation allowance was expected to be negatively impacted by approximately $2.7 million due to the loss of future taxable income that were being generated by the Company’s Mexico operations.

173.         On March 28, 2007, CellStar’s shareholders approved the U.S. Sale and Mexico Sale. Approximately a year later, the Company disclosed in its 2007 Annual Report that it had deferred income tax assets, net of valuation allowances, of $4.8 million. The Company would have to generate $13.7 million in pre-tax income to utilize these tax assets. As of November 30, 2007, the Company’s valuation allowance was $38.9 million, meaning the gross tax assets totaled over $43.7 million. These tax assets were related to NOLs of approximately $125.1 million.

174.         The Company also reported an income tax benefit from continuing operations of approximately $11.5 million for the fiscal year ended November 30, 2007. The loss from continuing operations as well as the NOLs from prior years were used to offset income from discontinued operations. But as anticipated, the Mexico Sale increased the deferred income tax valuation allowance by approximately $2.7 million because the Company would no longer have Mexico operations to generate taxable income.

175.         The 2007 Annual Report also indicated that the Company might not be able to fully utilize its NOLs:

The Company was deemed to have undergone an ownership change for purposes of the Internal Revenue Code as a result of its bond exchange in 2002. Accordingly, the Company may have limitations on the yearly utilization of its U.S. tax carry-forwards in accordance with Section 382 of the Internal Revenue Code.

176.         In the Company’s quarterly report released April 11, 2008, the Company explained that as of February 29, 2008, accounts payable included “approximately $14.2 million associated with liabilities which may be resolved in the liquidation process.” The quarterly report also stated that “[i]n the event these liabilities are resolved for less than book value, net operating loss carryforwards will be used to offset any tax liability associated with reductions of the recorded liabilities.” The Company repeated these statements in its quarterly reports released on July 11, 2008, and October 14, 2008, as well as its 2008 Annual Report.

177.         These accounts payable involve debts that the Company may not have to pay. The Company again mentioned the accounts payable in its 1Q:09 Report, indicating that the Company may be able to realize later income from the liabilities because of such reasons as the running of statutes of limitations:

Included in accounts payable at February 28, 2009, is approximately $14.2 million associated with liabilities which accrued in periods 2002 and earlier. The Company now believes it has a variety of defenses to some or all these liabilities, including defenses based upon the running of statutes of limitations. The Company is reviewing these liabilities, and considering appropriate steps to resolve them. The Company expects that the liabilities may be resolved at less than the book value thereof, but can not provide assurances as to the amount or timing of any adjustments.

178.         The accounts payable disclosed by the Company correlate to a $14 million debt to Verizon recently reported on by the IBJ. According to a March 20, 2010 article published by the

IBJ, CLST’s founder and former CEO, Al Goldfied, claims that the Company hid the debt to Verizon in the years after he left. Verizon apparently lost track of the receivable during its creation via the merger of GTE and Bell Atlantic in 2000. The IBJ notes that CLST has been counting the Verizon payable on its balance sheet as a liability, but has not fully explained the liability. Company filing with the SEC report that the Company contacted the “vendor” (presumably Verizon) several times during the second quarter of 2009 about the payable. Meanwhile, CLST has reported that “it now believes that the statute of limitations on this trade payment may have expired,” meaning the Company would be off the hook for the bill.

179.         The income realized by the elimination of the Verizon payable would almost entirely be offset by the $4.8 million in deferred tax assets the Company reportedly believes it will realize. Therefore, if CLST is able to remove these liabilities from its balance sheet without making a payment, delaying CLST’s liquidation for the purpose of utilizing deferred tax assets to collect on receivables would not be in the Company’s and its shareholders’ best interests, because the Company already had better means by which it was expecting to utilize its NOLs.

180.         Another significant factor to the utilization of the NOLs is change of control, which the Company analyzed in 2008. CLST disclosed in its 2008 Annual Report that it had engaged in a detailed review and analysis of the Company’s NOLs during 2008. The Company stated that the NOLs amounted to about $125 million, and the Company believed that it would be able to utilize the NOLs in many circumstances to offset future income. Moreover, CLST discussed changes in control, which could limit the Company’s ability make beneficial use of its NOLs if a 50% change in control occurs. The Company explained that as of November 30, 2008, an approximate 12% change in control had occurred. If true, this would mean that a subsequent 38% change in control could impair the value of CLST’s NOLs. The 2008 Annual Report stated as follows:

During 2008 we, in conjunction with our tax accountants, performed a detailed review and analysis of the Company’s historical net operating loss carryforwards (the “NOLs”). We believe in many circumstances the NOLs, which amount to approximately $125 million and begin to expire after November 13, 2020, can be utilized to offset future income. However, in the event of a change in control, the NOLs would be impaired and result in only a fraction of their otherwise future potential tax savings. As of November 30, 2008, approximately 12% of the change in control had occurred historically. If additionally an approximately 38% change in control occurs in the future, as determined by IRS regulations, the Company could lose substantially all of the potential value of the NOLs.

181.         In the 2008 Annual Report, the Company also disclosed that as of November 30, 2008, the Company had deferred income tax assets valued at $43.6 million relating to the NOLs. After netting the valuation allowance of $38.8 million, the Company had net deferred income tax assets of $4.8 million.

182.         Change in control was purportedly a primary concern of the Director Defendants when they fought off the Proposed Tender Offer, though their subsequent actions strongly suggest they were concerned with preserving their power. On February 3, 2009, Red Oak announced the Proposed Tender Offer by which it hoped to acquire CLST stock. Two days later, the Director Defendants approved the Rights Plan to thwart the Proposed Tender Offer. According to the Company’s press release dated February 5, 2009, the Rights Plan was “designed to preserve stockholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code.”

183.         The February 5th press release also explained that the Rights Plan would protect the NOLs against “ownership change,” which would purportedly limit the use of the NOLs. The press release stated in part:

CLST’s ability to use its NOLs and built in losses would be limited if there was an “ownership change” under Section 382. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the CLST’s stock increase their collective ownership of the aggregate amount of outstanding shares of CLST by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

184.         The Rights Plan would purportedly act as a deterrent to any person or group acquiring 4.9% or more of CLST common stock without the Director Defendants’ approval. Specifically, if the Rights Plan is triggered by certain conditions, it provides that a dividend of one preferred share purchase right for each outstanding share of common stock of CLST be payable to CLST shareholders of record as of February 16, 2009. Thus, the potential acquirer would end up having its ownership percentage severely diluted as a result of the Rights Plan.

185.         Ultimately, the Rights Plan succeeded in causing Red Oak to terminate its Proposed Tender Offer. Red Oak announced that it would no longer pursue the Proposed Tender Offer on February 9, 2008. The Director Defendants had achieved their apparent goal of maintaining their control over the Company so that they could continue with their plan to enrich themselves.

186.         As with the Rights Plan, the Director Defendants attempted to justify the Purchase Agreements by claiming they were intended to make use of the NOLs. But additional facts show otherwise.

187.         In the 1Q:09 Report, the Director Defendants caused CLST to state, in ambiguous language, that the Company is able to take advantage of its NOLs by investing in “high yielding assets.” However, the 1Q:09 Report did not state that the various purchase agreements actually generated sufficient income for the Company to utilize its NOLs. In fact, the  quarterly report expressly stated that no assurances could be made that the Company will be able to do so. The 1Q:09 Report stated in relevant part:

Although we have purchased the various assets described below under “Recent Developments” and are now engaged in the business of holding and collecting consumer notes receivable, we have not abandoned our plan of liquidation and dissolution. The Board believes that each of these acquisitions will be a better investment return for our stockholders when compared to the recent changes to interest rates and other investment alternatives. Given the time necessary to complete the governmental requirements for dissolution, we are engaging in the business of holding and collecting the receivables with the intention of generating a higher rate of return on our assets than we currently receive on our cash and cash equivalent balances. By investing our cash resources in relatively high yielding assets, we are also able to take advantage of the favorable tax treatment provided by our net operating losses. Our net operating losses may offer significant value to us, if they can be utilized to reduce tax liabilities prior to the termination of our corporate status. Utilizing our net operating losses depends upon a number of factors, including our ability to generate taxable income. No assurances can be given that we will be able to do so.

188.         But even days after initiating the Rights Plan, the Director Defendants revealed that utilizing CLST’s NOLs was merely a pretext by approving a substantial stock issuance to defendant

Durham, Cochran, and FFC. On February 13, 2009, the Director Defendants caused CLST to form a subsidiary which entered into Purchase Agreement III. Pursuant to Purchase Agreement III, Durham, Cochran, and FCC respectively received 1,969,077, 452,000, and 75,000 shares of newly issued CLST stock. As a result of this transaction, Durham’s beneficial ownership in the Company increased from below 5% to 14.7% . In other words, just days after initiating a poison pill to purportedly stop a change in control, the Director Defendants caused approximately a 10% change in ownership in just a single transaction. Indeed, the transaction pursuant to Purchase Agreement III may have caused approximately a 14.7% change in control that the Internal Revenue Service may consider for NOL purposes.

189.         The change in control resulting from Purchase Agreement III represents a total disregard for the Company’s NOLs. The Board’s issuance of these shares to defendant Durham and related parties makes him a greater than 5% stakeholder in the Company. This runs counter to the purported aim of the Rights Plan and purchase agreements: to take advantage of the Company’s prior years’ net operating losses. Plaintiffs believe the Board’s decision to issue these shares to Durham has jeopardized CLST’s ability to use its NOLs to offset future income, which, according to the Director Defendants, is supposed to result from the acquisition of the receivables, installment contracts, and other purported assets acquired through the three self-dealing Purchase Agreements. Thus, by approving the Purchase Agreement III, the Board purposefully nullified a supposed justification for initiating the Rights Plan and entering into those Purchase Agreements. Had the Director Defendants actually been concerned with NOLs, they would not have approved Purchase Agreement III as financed, and would have, at the very least, postponed their approval until determining to what extent a change in control had already occurred and how the transaction would affect CLST’s NOLs.

190.         Moreover, the way the Company has valued its NOLs indicates that it expects to use only a fraction of them.  The Company has NOLs resulting in deferred income tax assets of approximately $43.6 million. However, the Company has a valuation allowance of $38.8 million resulting in a net deferred income tax asset of $4.8 million. This means that even the Company, itself, does not expect to realize over 89% of the tax benefits from its outstanding NOLs.

191.         Consistent with the Company’s low valuation of its deferred tax assets, the Director Defendants have caused the Company to issue other statements that indicate that there is very little possibility that the NOLs will be fully utilized because the Company continues to generate losses. In a publicly filed summary of rights attached to the Rights Plan, the Director Defendants caused the Company to state:

We have experienced and continue to experience substantial operating losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, we may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions.

192.         Further, despite the Director Defendants’ assertions, the asset purchases have virtually guaranteed that the Company will never make a profit to utilize its NOLs. The Director Defendants refer to the assets purchased by the various Purchase Agreements as “high yielding assets,” when in reality they are high risk. Due to the deterioration of the global economy, which had been well recognized by November of 2008, the Director Defendants knew or should have known that it was the wrong time to purchase such high risk assets.

193.         Unsurprisingly, CLST did not generate sufficient income in the first quarter of 2009 to make use of the Company’s NOLs. In fact the Company generated a loss even greater than the same time a year prior. CLST reported in its 1Q:09 Report deferred income tax assets of $4.8 million, the same as the year before. For first quarter 2009, the Company generated a loss from continuing operations before income taxes of $583,000, whereas the loss was only $325,000 during the same period in 2008. And in just first quarter 2009, the Company’s cash and cash equivalents dropped approximately $3.3 million, indicating that the asset purchases did anything but generate cash for the Company.  In particular, assets purchased pursuant to Purchase Agreement I and Purchase Agreement II generated little income, if not a loss. Nonetheless, it is apparent that the Company is not performing well, and will continue to operate at a loss for the foreseeable future. In fact, these losses the Company is generating may actually cause the Company’s NOLs to increase, rather than be utilized.

194.         Statements the Director Defendants have caused the Company to make, the issuance of stock in disregard of the risk posed to the Company’s NOLs, and the dismal failure of the Purchase Agreements to generate income for the Company all demonstrate that the Director Defendants have only used the Company’s NOLs as a pretext to hide their self-dealing motives.

AS SUSPICIONS MOUNT, DIRECTOR DEFENDANTS ATTEMPT TO USE AN ANNUAL STOCKHOLDERS’ MEETING TO FURTHER ENTRENCH THEMSELVES

195.         In an apparent reaction to mounting shareholder unease due to the Director Defendants’ self-dealing transactions and notable departure from the Dissolution Plan, the Director Defendants caused CLST to announce an annual stockholders’ meeting. However, subsequent events demonstrate that the announcement of the meeting was merely another ploy by which the Director Defendants hoped to maintain their control over CLST so they could continue to enrich themselves to the exclusion of the Company and its shareholders.

CLST’s Certificate of Incorporation and Bylaws Provide for a Staggered Board of Which a Class of Directors Is Subject to Election Each Year

196.         CLST’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) provide for a staggered Board consisting of three classes of directors (“Classes”). Each class of directors is elected for a term of three years, except when directors are elected to fill vacancies or newly created directorships. The term of a class of directors expires each year at the Company’s annual stockholders’ meeting (“Annual Meeting”). Accordingly, each year a class of directors, and therefore at least one director, must stand for election by the CLST stockholders.

197.         CLST’s Board must be comprised of at least three directors, though the Board may increase that number. Article 9(a) of CLST’s Certificate of Incorporation states:

Except as otherwise fixed by the provisions of a resolution adopted pursuant to ARTICLE 4(c) (Description and Authorization of Stock – Preferred Stock) relating to the rights of the holders of the Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole

Board of Directors shall be not less than three and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in the previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

198.         CLST’s Board is divided into three Classes. Each year at the Annual Meeting, the term of a class of directors expires. Article 9(b) of the Certificate of Incorporate states:

At the Meeting of Stockholders at which this Amended and Restated Certificate of Incorporation is adopted, the directors shall be divided into three classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class I directors to expire at the 1996 Annual Meeting of Stockholders, the term of office of Class II directors to expire at the 1997 Annual Meeting of Stockholders, and the term of office of Class III directors to expire at the 1998 Annual Meeting of Stockholders, upon election and qualification of their successors. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, upon election and qualification of their successors.

199.         Each year the Board must select the date, time, and place for the Annual Meeting, one of the purposes of which must be the electing of directors. Article II, Section Two, of CLST’s Bylaws states:

The annual meeting of the stockholders of the corporation for the purpose of electing directors and transacting such other business as properly may be brought before the meeting shall be held on such date and at such time and place ... as shall be designated by the Board of Directors and stated in the notice of the meeting.

200.         The Company must give stockholders proper notice of the Annual Meeting, including notice of the purpose(s) of the Annual Meeting. Article II, Section Four, of the Bylaws states:

Notice of the date, hour, place and purposes of every meeting of the stockholders shall be delivered personally or mailed not less than ten (10) days nor more than sixty (60) days previous thereto, to each stockholder of record then entitled to vote who shall have furnished a written address to the Secretary of the corporation for that purpose.  Such further notice shall be given as may be required by law or the Amended and Restated Certificate of Incorporation.

201.         However, as set forth below, the Director Defendants, in their capacity as directors of the Company, failed to call an Annual Meeting in 2008, and have failed to give proper notice for the Annual Meeting they announced on March 13, 2009.

The Board Is Reduced from Five Directors to Three Before Durham Nominees Take Control of the Board

202.         According to CLST’s Schedule 14A proxy statement filed July 6, 2007 (“July 2007 Proxy”), CLST once had as many as five directors serving concurrently on the Board. Moreover, at the time the July 2007 Proxy was filed, CLST had not held an Annual Meeting since November 5, 2004. As of March 2007, shareholders contacted the Board regarding the election of new directors. In fact, on April 13, 2007, defendant Durham sent via his attorney a letter to the Board demanding that the Board immediately call an Annual Meeting for the purpose of filling all authorized seats on the Board.(26)

203.         Eventually, the Board agreed to hold an Annual Meeting on July 31, 2007 (“July Annual Meeting”), for the election of all Classes. But the Board also decided to reduce its size from five directors to three. Accordingly, CLST reported in its July 2007 Proxy:

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company’s Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships. Because the Company has not conducted an Annual Meeting since November 5, 2004, all of our directors will be elected at the meeting. Each class of director will be elected for varying term lengths. The Class I director will be elected for a term of one year, the Class II director for a term of two years, and the Class III director for a term of three years.

Although there are currently five members of the Board of Directors, the Board believes that it is in the Company’s best interest to reduce the number of directors to three, the minimum required by the Company’s Amended and Restated Certificate of Incorporation, thereby, among other things, reducing the amount the Company pays in directors’ fees. Consequently, effective after the Meeting, the number of directors will be three.

(26) Plaintiffs have reason to believe that the attorney who sent this April 13, 2007, letter was Sone. Not only has Sone continually represented defendant Durham since at least 2007, but a Form SC 13D/A filed with the SEC on May 2, 2007, attached a letter addressed to CLST’s counsel dated April 28, 2007, that was purportedly written by Sone on Durham’s behalf.

204.         According to a Form 8-K filed by the Company on August 7, 2007 (“August 2007 Form 8-K “), defendant Durham nominated his own slate of directors—the Durham  Nominees—to oppose the Company’s slate of directors. At the July Annual Meeting, CLST’s stockholders elected the Durham Nominees. The Company reported the results of the election in its August 2007 Form 8-K:

At the Annual Meeting, the stockholders elected Timothy S. Durham as a Class III director for a term of three years and Manoj Rajegowda as a Class II director for a term of two years, and reelected Robert Kaiser, who is a current member of the Company’s board of directors but was not up for reelection on the Company’s slate, as a Class I director for a term of one year.

205.         Between July 31, 2007, and January 16, 2009, the Board was completely comprised of the Durham Nominees: Durham, Kaiser, and Rajegowda.

Amidst Self-Dealing Transactions, Tornek Is Added to the Board; Rajegowda Is Forced Out

206.         On December 1, 2008, the Board, comprised of the Durham Nominees, approved the Long Term Incentive Plan. Additionally, they granted themselves 300,000 shares of restricted stock each, with 100,000 shares vesting on the date of the grant. The Company’s 8-K filed on December 5, 2008, states in part:

In addition, on December 1, 2008 the Board of Directors of the Company approved the grant of 300,000 shares of restricted stock to each of Timothy S. Durham, Robert A. Kaiser and Manoj Rajegowda. Of each restricted stock grant, 100,000 shares vested on the dated of grant and the remaining 200,000 of the shares vest in two equal annual installments on each anniversary of the date of grant. The restricted stock grants will be evidence (sic) by restricted stock agreements to be approved by the Board of Directors of the Company.

207.         On January 16, 2009, the Board voted to increase its membership from three members to four. According to the January 2009 8-K, CLST’s Board appointed defendant Tornek as a Class III director to hold office for the remaining term of Class III directors “until the annual meeting of stockholders in 2010 and until his successor is duly elected and qualified.” Tornek is a friend and business partner of defendant Durham and was appointed to the last class that would face a shareholder vote. On March 15, 2009, the Board granted Tornek 300,000 shares of restricted CLST stock, 100,000 of which vested immediately.

208.         Less than a month after the Board appointed defendant Tornek to the Board, the Director Defendants proceeded to isolate and force out Rajegowda. In CLST’s 2008 Annual Report, the Company disclosed that the Director Defendants created on February 3, 2009, a committee to which they delegated all of the Boards authority, including that of the Audit Committee. The 2008 Annual Report stated in part:

On February 3, 2009, the Board, by a vote of 3 to 1, with Mr. Rajegowda voting against, created an Executive Committee of the Board of Directors, having all of the authority of the Board, including all of the authority that the Board had as a committee of the whole when serving as a committee of the Board (such as the Audit Committee). Our Board took this action because members of the Board, other than Mr. Rajegowda, had become concerned that Mr. Rajegowda was unable, because of conflicts of interest between the interests of his employer, MC Investments, and his duties as a member of our Board, to perform his duties to the our (sic) stockholders, or to maintain the confidentiality of our confidential information. Members of our Board were specifically concerned that Mr. Rajegowda was sharing our confidential information with his employer. In addition, Mr. Rajegowda indicated to the Board that he was unwilling, under any circumstances, to consider certain classes of transactions that might be presented to us. In order to maintain our ability to conduct our business in the best interests of our stockholders, without the concern that Mr. Rajegowda’s conflicts of interest would adversely affect our decision making, and to assure the confidentiality of our confidential information, the Board, with Mr. Rajegowda voting against, decided to create an Executive Committee of the Board, exercising all of the authority and power of the Board, including all of the authority of the Board when it is sitting as a committee of the whole.

209.         Consistent with their scheme to entrench and enrich themselves, each Director Defendant became a member of the newly-created Executive Committee while Rajegowda, who disapproved of the actions being taken by the Director Defendants, was excluded from the Executive Committee. This committee consists entirely of persons loyal to Durham and connected to him. Moreover, this committee was formed the same day the Proposed Tender Offer was announced, and ten days before the Director Defendants caused CLST to enter Purchase Agreement III, a deal that favored Durham. A reasonable inference is that Rajegowda would not consider Purchase Agreement III.

210.         In its current report filed on February 20, 2009, CLST announced that effective February 13, 2009, the Company purchased certain receivables, installment sales contracts, and related assets from FFC, defendant Durham, and Cochran pursuant to Purchase Agreement III. As a result of this transaction, FFC received 1,969,077 shares of CLST common stock, Durham directly received 452,000 such shares, and Cochran received 75,000 such shares. CLST reported in its 2008 Annual Report that Durham beneficially owned 14.7% of the Company’s common stock as of February 27, 2009.

211.         Due to the large amounts of stock the Director Defendants have been able to acquire through self-dealing transactions, particularly the transaction pursuant to Purchase Agreement III, Director Defendants now hold a significant portion of the Company’s stock. According to CLST’s 2008 Annual Report, the Director Defendants beneficially owned a combined 18.1% of the Company’s stock as of February 27, 2009.

212.         Stripped of all authority as a director, and concerned by the actions of the Director Defendants and the direction they were taking the Company, Rajegowda submitted his resignation from the Board on February 24, 2009, via a letter from his counsel (“Rajegowda Letter”). The 2008 Annual Report stated that Rajegowda’s resignation was effective immediately, and effectively resigned him from CLST’s Audit Committee as well.

213.         The Rajegowda Letter confirms that the Director Defendants engaged in self-dealing. The Rajegowda Letter revealed that the Director Defendants did not inform Rajegowda about Purchase Agreement III and that Rajegowda “most strenuously objects” to the transaction. The Rajegowda Letter additionally explains that the Company has failed to properly present minutes for the review and approval by directors. Moreover, Rajegowda faulted the Director Defendants for continuing the Company’s business despite a shareholder mandate for a prompt liquidation. The body of the Rajegowda Letter contained the following:

We have been retained to represent the interests of Mr. Manoj Rajegowda and his firm, MC Investment Partners. On Friday, February 18, 2009, CLST Holdings (the “Company”) issued disclosure on Form 8-K disclosing what my clients believe was a material, related party transaction approved by some group other than the full

Board of Directors on or about February 13, 2009. My client was not informed of this transaction and most strenuously objects to it. In particular, to the extent that this transaction was approved by the Executive Committee of the Board without full Board approval or consultation (if it was approved by anyone at the Board level), my client believes that the Committee was not disinterested in the transaction and that any approval by the Committee was not sufficient to render the transaction less than an “interested” one.

My client continues to object to the failure of the Company to provide him with minutes of Board or Committee meetings, and notes that, during his tenure as a director, the Company has not followed the ordinary practice of presenting minutes to directors for comment and submitting them to a vote.

In addition, given the broad shareholder support for a prompt liquidation of the Company, my client believes that the Board’s attempts to continue the business of the Company in the face of the shareholders’ vote in favor of a prompt liquidation puts the interests of the Board ahead of the interests of the shareholders.

In light of the fact that my client has been isolated from any meaningful decision making role as a director, and in light of the fact that the Company has determined to proceed in a manner which he considers antithetical to the expressed wishes of the majority of stockholders, he cannot, in good conscience, continue to serve as a director, and has authorized us to advise you in writing that he hereby tenders his resignation as a director, effective immediately. Mr. Rajegowda also wishes to relinquish all option issuances provided to him during the course of his Board membership. Please cancel those options. He also requests that the Company cancel any unpaid compensation due to him for his service as a director for the first quarter of this year.

Mr. Rajegowda and MC Investment Partners reserve all of their rights in connection with the recently announced transaction, as well as what they consider to be an inappropriate course of dealing by the Board.

214.         No director currently on the Board is capable of monitoring and overseeing CLST’s operations independent of defendant Durham’s influence and control. In fact, the Audit Committee, charged with overseeing the integrity of CLST’s financial statements and “monitoring the independence and performance of the Company’s independent accountants and internal audit function,” is now virtually indistinguishable from the Executive Committee. This is so because not only have the Director Defendants transferred all of the Audit Committee’s authority to the Executive Committee, but also because each and every Director Defendant sits on both the Audit Committee and the Executive Committee. Accordingly, CLST reported in its 2008 Annual Report:

Currently all members of our Board are serving as members of the Company’s Audit Committee and beginning with the formation of our Executive Committee on February 3, 2009, all members of our Executive Committee serve as members of our Audit Committee. The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee shall fulfill its oversight responsibilities by reviewing (i) the financial information which will be provided to the shareholders, potential shareholders, the investment community and others; (ii) reviewing areas of potential significant financial risk to the Company including the systems of internal controls and disclosure controls and procedures which management and the Board have established; (iii) monitoring the independence and performance of the Company’s independent accountants and internal audit function; and (iv) reporting on all such matters to the Board. The Audit Committee adopted and will periodically review the written charter that specifies the scope of the Audit Committee’s responsibilities for our Audit Committee (sic) is posted on our website at www.clstholdings.com.

Our Audit Committee currently includes one independent member of our Board, Mr. Tornek, as such independence is defined by the standards of NASDAQ. The Company does not have an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K. In light of our limited operations at this time, our Board has determined that it will postpone any decision on whether to search for an audit committee financial expert until such time as the Board decides to abandon the plan of liquidation and dissolution.

215.         While defendant Tornek may technically be independent of CLST, his close business ties to defendant Durham render any alleged “independence” illusory.

The Director Defendants Declare Annual Meeting but Thwart Challengers

216.         Despite the great lengths they took to compel an Annual Meeting in 2007, the Durham Nominees failed to call any Annual Meeting in 2008. However, CLST shareholders became increasingly concerned by the self-dealing transactions beginning in November of 2008 that culminated in the resignation of Rajegowda on February 24, 2009. Thus, the Director Defendants eventually decided to announce an Annual Meeting. Nonetheless, they have taken steps to ensure that they will retain their positions of influence and control over CLST.

217.         The Director Defendants caused CLST to announce on March 13, 2009, that the Company would hold its “2009 Annual Meeting of Stockholders” on May 22, 2009.  The announcement also stated that “[t]he close of business on April 2, 2009 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.”

218.         The announcement was so bare-boned and inadequate that it indicates an attempt by the Director Defendants to shut out CLST shareholders challenging the incumbent, entrenched Board. The announcement outright failed to disclose the purpose of the Annual Meeting. It made no reference at all to the election of directors. Moreover, the announcement did nothing to clarify which director seats would be up for election, if any.

219.         On March 18, 2009, RO Fund sent a stockholder request to CLST for the inspection of certain books and records relating to stockholder nominations for election of directors and the size and structure of the Board (“Inspection Request”). RO Fund sent two additional letters to CLST, both dated March 19, 2009. The first letter constituted a written notice of director nominations made pursuant to Article 9(c) of the Certificate of Incorporation. The other letter constituted a notice to propose business for shareholder vote made pursuant to Article 6(b) of the Certificate of Incorporation.

220.         Consistent with the Director Defendants’ efforts to thwart any attempt to remove them from power, they proceeded to reject the Inspection Request by causing their counsel to send RO Fund a letter of rejection dated March 25, 2009.

221.         RO Fund sent another letter to Director Defendants on March 27, 2009 asking for an explanation of how the Inspection Request failed to comply with Section 220. Thereafter, the Director Defendants, as CLST’s Board, sent a letter by counsel dated April 1, 2009, again rejecting the Inspection Request.

222.         The two rejection letters, like the Long Term Incentive Plan, the Rights Plan, Purchase Agreement III, the formation of the Executive Committee, and the bare-boned announcement of the May Annual Meeting, are further proof of how the Director Defendants are willing to subjugate their responsibilities to CLST and its shareholders to their own personal interests. Consistent with their modus operandi, the Director Defendants expectedly would withhold information that would be helpful to CLST shareholders interested in nominating directors or electing directors.  The Director Defendants hoped to buy themselves time to increase their ownership in CLST and give themselves an unfair advantage in an election. By doing so, the Director Defendants have threatened CLST’s ability to hold fair, legitimate elections for directors of the Board.

The Director Defendants Delay the Annual Meeting After Failing to Increase Their Holdings

223.         The Director Defendants caused CLST to announce on March 13, 2009 that the Company would hold an Annual Meeting on May 22, 2009. To ensure that only they would be elected, the Director Defendants proceeded to deprive the Company’s shareholders of any meaningful information regarding the Annual Meeting and thwart any attempt to nominate an alternative slate of directors. Plaintiffs believe that during this time, the Director Defendants also were busy trying to increase their holdings in CLST stock so that they would increase their chances of success in a contested election.

224.         The Director Defendants seemingly grew concerned that they might not prevail at the Annual Meeting, and thus took drastic action. The record date for the May 22 Annual Meeting came and went on April 2, 2009. Days later, the Board made a decision that indicates that during the period before the record date, either the Director Defendants attempted to buy or issue more shares but were unable to increase their holdings, or that they determined they had insufficient votes to maintain their positions on the Board. Regardless, they apparently decided they needed more time.

225.         Accordingly, on April 6, 2009, the Board had determined to delay the Annual Meeting until September 25, 2009.

226.         That same day, Sone sent a letter to Red Oak and RO Fund on behalf of CLST. Sone informed about the Board’s decision to delay the Annual Meeting. Sone also informed RO Fund that the Board rejected RO Fund’s nominations to the Board and its proposals for shareholders to vote on.

Defendants Fail to Hold an Annual Meeting Four More Times

227.         Indicative of bad faith, disloyalty, and their desperateness to remain entrenched, the Director Defendants, as the Company’s Board, continued to delay the Company’s long-overdue

Annual Meeting. Predictably, on August 14, 2009, the Board – constituted entirely of the Director Defendants – voted to postpone the Annual Meeting, then set for September 25, 2009, to October 27, 2009.

228.         Faced with a possible motion to compel annual meetings, on August 28, 2009, defendants entered into the first of two court-approved stipulations and agreed that, absent good cause shown for further delay, CLST would hold an Annual Meeting on October 27, 2009. However, on October 15, 2009 – less than two weeks before CLST was supposed to hold the Annual Meeting – the Director Defendants caused CLST to renege on its obligation to hold an Annual Meeting on October 27, 2009.

229.         Thereafter, the defendants stipulated once more to hold an Annual Meeting, this time scheduled for December 15, 2009. But yet again, the Director Defendants caused CLST to not convene an Annual Meeting.

230.         The Director Defendants refused to set a new Annual Meeting date. As a result, the next month certain shareholders of CLST sought, among other things, summary judgment and a permanent injunction compelling the Company to hold its 2008, 2009, and 2010 Annual Meetings. But before the Court could rule on the motion for summary judgment, the Director Defendants took desperate action to interfere with the Company’s ability to hold an Annual Meeting. They caused CLST to announce its intent to file a certificate of dissolution on February 26, 2010, the effect of which presumably would have caused CLST to immediately enter dissolution.  Tellingly, the Dissolution Plan would have permitted CLST to file the certificate of dissolution as late as March 26, 2010, with the option to not become effective until ninety days later.  But the Director Defendants, who until then had showed little to no interest in dissolving the Company, apparently realized that they could take advantage of the Dissolution Plan to render CLST unable to hold an Annual Meeting ever again, thereby guaranteeing they could control the Company (including access to its books and records) until the very end.

231.         Despite the Director Defendants’ calculated attempt to dissolve the Company, a state court in Dallas, Texas, granted summary judgment and ordered CLST to hold an Annual Meeting on

March 23, 2010. However, the Company successfully appealed the February 15, 2010 order, which an appellate court invalidated based on a procedural technicality.

232.         Pursuant to a stipulated order, the Company filed its certificate of dissolution on March 26, 2010, to be effective ninety days later on June 24, 2010.

233.         Although defendants represented in court on April 7, 2010, that they would hold an Annual Meeting in June 2010, the Company has so far not announced any Annual Meeting. At this point, it seems unlikely one will be called and unlikely one will ever be held again. Thus, the Director Defendants could remain in control of CLST until it is fully wound up and dissolved, having never faced reelection since their election in 2007 (or in defendant Tornek’s case, having never faced a shareholder vote at all).

DEFENDANTS FACE SUBSTANTIAL CONSTRAINTS DUE TO AN ONSLAUGHT OF LAWSUITS AND INVESTIGATIONS

234.         The Director Defendants, particularly Durham, face a slew of lawsuits and investigations as part of a litigation spree that continues to snowball out of control without any visible end in sight. Now, the Director Defendants, at the very least, are distracted from properly performing their fiduciary duties owed to CLST, which stands to easily fall by the wayside as a litany of legal issues preoccupies the Director Defendants. Moreover, the never-ending train of litigation against Durham and his affiliates expose a pattern of questionable, if not illicit, business practices pursuant to which CLST is merely one of Durham’s many victims. Unless swift action is taken, CLST may have little chance of securing any recovery against Durham and related parties.

235.         According to a December 1, 2009 Form 8-K filed by the Company with the SEC, on November 24, 2009, CLST received a subpoena from the Division of Enforcement for the SEC entitled “In Re Fair Finance.” The subpoena required CLST to produce a variety of documents and/or information relating to: (a) its portfolio transactions, including transactions with FFC; (b) several individuals, including defendants Durham, Kaiser, and Tornek; (c) Rajegowda’s resignation; and (d) the $3.6 million change-in-control payment to Kaiser. Each of the Director Defendants also received a subpoena from the SEC with the same subject notation, “In Re Fair Finance.”

236.         That same day, the Federal Bureau of Investigation (“FBI”) executed search warrants at FFC and at Obsidian Enterprises, Inc. (“Obsidian”), confiscating documents and computers from defendant Durham’s various offices. The IBJ reported that on the previous day Durham had been questioned by the FBI at the Los Angeles offices of National Lampoon, another Durham controlled entity. Michael Welch, the FBI special agent in charge in Indianapolis, said the warrants are sealed and that the FBI would not provide additional comment.

237.         Also on November 24, Tim Morrison (“Morrison”), the United States Attorney for the Southern District of Indiana, filed a civil complaint in federal district court in the Southern District of Indiana, Indianapolis Division, seeking seizure of assets and accounts held by defendant Durham and certain of his affiliates, including FFC. The complaint alleged, among other things, that the assets and accounts sought to be seized were the product of wire fraud in violation of Title 18, United States Code, Sections 1345 and 1355. Consistent with Plaintiffs’ allegations in this action, the complaint alleged that Durham had been operating a Ponzi scheme through FFC:

Timothy S. Durham, and his companies and associates, have been involved in a scheme to defraud numerous persons of money by convincing those persons to buy “investment certificates” (securities under the Securities Exchange Act of 1934, 15 U.S.C. § 78c(a)(10)), from Fair Finance , Co., an Ohio company, upon the representations that the money given to buy the investment certificates will be invested in low-risk, high yield, short term consumer debts, and the investors will receive high regular interest payments on their investments. In fact, that money was not invested in the types of investments represented to the investors. Instead, the money provided by victims of the scheme was used to make interest and redemption payments to earlier victims of the scheme, thereby lulling the earlier victims into believing that their money was being responsibly, [sic] and enticing new investors into the scheme in order to fund payments to the earlier investors

238.         The civil complaint was voluntarily dismissed on November 30, 2009. According to the IBJ, Morrison explained that having received “appropriate assurance” that the assets belonging to defendant Durham and related parties were not being dissipated, that litigation had been stopped, though Morrison declined to say who provided that assurance. U.S. Representative for Ohio John Boccieri (“Boccieri”) has now twice expressed concern over the abandoned asset freeze. In a second letter to Morrison, Boccieri writes:

News reports continue to question the company’s ability to repay investors and express the owner’s continuing challenge meeting other business obligations including repayment of business loans in default...they further confirm information recently received by my office regarding estate sales conducted by co-owner James Cochran. In light of this information, which my office provided to the Federal Bureau of Investigation, I am now rightfully concerned about asset liquidation by the Fair Finance Company and its owners.

239.         In fact, www.advanceindiana.com (“Advance Indiana”) reports that defendant Cochran has listed an 8,700 square foot home in McCordsville, Indiana, for sale for $1.3 million, and that on January 15, 2010 he conducted an estate sale which included the sale of a Bentley, a Porsche, furniture, and appliances, among other things. Advance Indiana also noted that defendant Tornek has a 5,700 square foot home in Cherry Hills Village, Colorado, listed for sale at $2.6 million. In addition, the IBJ and Advance Indiana have reported that defendant Durham’s 98-foot yacht is up for sale for $4.8 million. IBJ notes that it is not clear whether Durham is the seller or if he sold the yacht to another party that is now putting it up for sale.

240.         So questionable and alarming are these public liquidations that Advance Indiana has even gone so far as to suggest that Durham may have highly incentivized the abandonment of Morrison’s asset freeze, based on a pattern of similar behavior concerning enforcement officials:

The Marion Co. Prosecutor is in [Durham’s] back pocket. Many local law enforcement officials worked as off-duty security personnel for Durham, including a firm tied to former Marion Co. Sheriff candidate Tim Montsinger, who received $200,000 from a holding company for Durham’s Fair Finance Company and dropped out after making that disclosure public. Acting U.S. Attorney Tim Morrison inexplicably dropped efforts to seize assets of Durham and his associates, thereby allowing them to liquidate their prized possessions in full public view to the horror of thousands of investors who may never recover the more than $200 million they invested in Durham’s Fair Finance.

241.         On December 4, 2009, Thomas and Nellie McKibben filed a class action lawsuit against FFC, Fair, defendant Durham, Cochran, and related entities. The complaint asserts that defendants:

[H]ave been using a tangled web of financial transactions to conceal the withdrawal of funds from Defendant Fair Finance Company for their own enrichment.... [T]he income generated by Defendant Fair Finance Company from the sale of investment certificates has been used to fund redemption of earlier investment certificates as those certificates have come due.

Essentially, the complaint alleges the defendants were operating a Ponzi scheme. The suit seeks the rescission of purchases of investment certificates and for damages in the full amount paid for them, prejudgment interest, compensatory damages in an amount exceeding $25,000, punitive damages in an amount exceeding $25,000, and fees, among other things. On February 4, 2010, the IBJ reported that some investors filed court papers seeking the appointment of a receiver to prevent assets from disappearing. The IBJ quotes the motion for receivership as saying: “‘The remaining Fair Finance assets are in imminent danger of being siphoned away by Durham and Cochran now that their Ponzi scheme has been exposed.’” Based on court information and nature of the action, Plaintiffs believe that the McKibbens moved for receivership.

242.         On December 10, 2009, James F. Scott filed a lawsuit against defendant Durham and several entities under his control alleging the defendants committed fraud by manipulating the September 2009 auction of Durham’s 1930 Duesenberg. The lawsuit seeks to rescind the sale and seeks at least $3.1 million in damages as well as treble damages. On January 4, 2010, Webster Business Credit Corp. (“Webster”), a named defendant in the lawsuit, answered the complaint and added cross and counter-claims. Webster alleges that the auctioned Duesenberg in dispute serves as collateral for a loan with an outstanding balance of $3.2 million as of December 23, 2009 made to U. S. Rubber Reclaiming, Inc., a company beneficially owned by Durham, which had defaulted.

243.         Also on December 10, 2009, First Merchants Bank (“First Merchants”) filed a lawsuit seeking nearly $1 million from defendant Durham and his companies, according to the IBJ. First Merchants alleges that Classic Manufacturing Inc., a trailer-maker that Durham’s Obsidian bought in 2004, is in default on a loan that has an outstanding balance of $826,000. The complaint seeks to foreclose on the company’s inventory and other collateral. It also seeks to collect on guarantees provided by Durham and Obsidian.

244.         On December 21, 2009, the Vera G. Zuercher Trust and at least one dozen other plaintiffs filed a lawsuit seeking to recover more than $2.1 million from FFC, Fair, defendant

Durham, Cochran, and related entities. According to the IBJ, the complaint alleges that FFC and its officers defrauded purchasers of FFC’s unsecured investment certificates.

245.         On December 31, 2009, Harry and Kathleen Tipping filed suit against FFC, defendant Durham, Cochran, and related entities for breach of contract, unjust enrichment, and fraud, among other things. The lawsuit alleges that FFC has failed to perform its obligations under the investment certificates purchased by, and issued to, the plaintiffs. The plaintiffs seek over $175,000.00 plus interest and fees.

246.         On January 12, 2010, David Sokol filed a lawsuit against FFC and Fair for breach of contract, anticipatory repudiation of contract, promissory estoppel, and unjust enrichment. The suit alleges defendants have materially breached the contractual terms of several investment certificates in that they failed to pay plaintiff the interest and principal payments on the date of maturity for each contract. The lawsuit seeks $151,864.18, prejudgment and post-judgment interest, as well as fees and costs.

247.         Defendant Durham and his various entities are also defending against lawsuits that have already-issued judgments. Currently, Durham and Obsidian are being sued for refusal to comply with put options they issued as part of a reverse merger used to take Obsidian private. On January 21, 2010, the court in that action granted a motion for summary judgment as to Obsidian but denied it without prejudice as to Durham so as to allow Durham to continue discovery. The plaintiffs seek over $1 million in damages.

248.         Additionally, FFC and defendant Durham attempted to appeal a more than $1.5 million judgment issued in May of 2009. The lawsuit was brought by Brevet Capital Advisors (“Brevet”) in July of 2007 asserting a claim for breach of contract and seeking payment of a breakup fee and due diligence expenses. In May of 2008 Brevet added a claim arising out of an alleged breach of a Letter of Intent. The U.S. Court of Appeals for the Second Circuit dismissed the appeal without prejudice on March 10, 2010.

249.         FFC remains closed and will likely never open its doors again. On February 8, 2010, investors claimed to have been defrauded by FFC and initiated bankruptcy proceedings against FFC.

FFC did not object. Thus the failed financial institution came under the care of a court-appointed trustee who is carryout out proceedings on FFC’s behalf under Chapter 7 of the U.S. Bankruptcy Code.

250.         With FFC out of commission, CLST was forced to find a new servicer to service the receivables it bought from defendant Durham, Cochran and FFC pursuant to Purchase Agreement III.  On March 12, 2010, the Company announced that it had engaged Highlands Premier Acceptance Corp. and Highlands Financial Services, LLC (“Highlands”) to replace FFC as servicer effective February 1, 2010. CLST will now incur servicing fees for Purchase Agreement III. The Company’s agreement with Highlands calls for an initial term of six months and is automatically renewed in one year increments unless canceled in writing by either party.

251.         Given this onslaught of investigations and litigations, it is questionable whether the Director Defendants are able to devote to CLST the time and attention required of their fiduciary duties. Moreover, the various investigations and litigations demonstrate the merits of this action, as even the SEC continues to subject the Director Defendants under ever-increasing scrutiny while Durham continues to make headlines for his questionable (if not illegal) operations at FFC.

SUDDEN CHANGE IN CHIEF FINANCIAL OFFICER DRAWS CLST’S FINANCIAL REPORTING INTO QUESTION

252.         CLST has indicated that in order to satisfy federal requirements regarding internal controls and procedures, the Company decided in September 2009 to separate the CEO role from the CFO role and began a search for a CFO. On January 8, 2010, the Board elected William E. Casper (“Casper”) as Vice President, CFO, and Treasurer of the Company. Casper accepted the positions on January 18, 2010, and, accordingly, replaced Kaiser as Vice President, CFO, and Treasurer. Previously, Casper worked at Jefferson Wells International (“JWI”), a company which provides professional accounting and finance services. Casper ceased his employment at JWI on January 28, 2010, the same day he became an employee of CLST.

253.         Less than two weeks later, on February 10, 2010, Casper resigned as Vice President, CFO, and Treasurer of CLST. Given that Casper gave up his job at JWI to work for CLST,

combined with his unusually short tenure at the Company, it is reasonable to infer that Casper uncovered something in CLST’s accounting books that troubled him. It is also possible that he was unwilling to certify the Company’s 2009 annual report, which was due within a month of his departure.

254.         Given the likelihood that another independent CFO would have the same issues with the Company’s accounting as Casper apparently had, it is plausible that the Board felt it necessary to turn to an insider to fill the vacant positions. The day after Casper resigned, he was replaced by Jerome L. Trojan III (“Trojan”). From June 2005 until April 2009, Trojan served as the Vice President of Finance and CFO of Palm Beach Tan, Inc., a Dallas, Texas-based owner and franchisor of retail tanning salons located throughout the United States. Notably, one of the portfolios of receivable-based assets CLST acquired pursuant to Purchase Agreement III was comprised entirely of receivables related to the sale of tanning bed products.

DAMAGES TO CLST CAUSED BY THE DIRECTOR DEFENDANTS

255.         As a result of Director Defendants’ conduct, including defendant Kaiser’s desire to obtain a change of control payment, CLST was denied the fair process and arm’s-length negotiated terms to which it is entitled in an asset purchase by the Company. The consideration paid by CLST in the Purchase Agreements did not reflect the true inherent value of the assets.

256.         Likewise, CLST may have been deprived of fair process and a fair price as a result of the Director Defendant’s involvement with the U.S. Sale. The Company may have been deprived millions of dollars while the Director Defendants stuffed their bank accounts.

257.         The Purchase Agreements approved by the Director Defendants have depleted the Company’s valuable cash and forced the Company to assume high-risk debt despite the shareholder-approved Dissolution Plan. The transactions were not at fair price, nor did they result from a fair process. Instead, the Director Defendants caused CLST to pay top dollar for high risk assets and on terms benefiting at least defendant Durham. CLST’s financial results since the first quarter of 2009 already indicate that the Company has, and will continue, to operate at a net operating loss as a result of these self-dealing transactions. These blatantly self-dealing transactions have given rise to an investigation by the SEC and forced the Company to spend considerable time and money repeatedly amending public filings and seeking clearance from the SEC as to those filings. Further, CLST’s tax deferred assets relating to its NOLs were jeopardized as a result of the Director Defendants approving the substantial issuance of a stock to Durham and related parties as part of Purchase Agreement III.

258.         Director Defendants have also damaged CLST by approving and implementing the Long Term Incentive Plan. The Long Term Incentive Plan is excessive, gives CLST little in return, and is clearly for the sole benefit of the Director Defendants. Despite the fact that the Company is supposed to be in the process of liquidating and dissolving, the Director Defendants have granted themselves 300,000 shares of stock, 200,000 of which vests over the next two years. The Director Defendants have not even disclosed whether continued employment with the Company is required for the shares to vest. Moreover, 20 million shares may be issued under the Long Term Incentive Plan, which is nearly double the 20,553,205 shares of common stock existing at the time the plan was approved. Yet, no shareholder approval was sought for the plan. Defendants have already granted themselves 300,000 shares of stock pursuant to the plan.

259.         Additionally, the Director Defendants are using the Purchase Agreements, the Long Term Incentive Plan, the Rights Plan, litigation tactics, and their so far exclusive access to Company books and records to maintain their control over CLST. With this control, the Director Defendants will continue to enrich themselves at CLST’s expense, such as through more unfair asset purchases in the future, and self-introduced fees to affiliates of defendant Durham.

DERIVATIVE AND DEMAND FUTILITY ALLEGATIONS

260.         Plaintiffs bring this action derivatively in the right and for the benefit of CLST to redress injuries suffered, and to be suffered, by CLST as a direct result of breaches of fiduciary duty, and unjust enrichment, as well as the aiding and abetting thereof, by the Director Defendants. CLST is named as a nominal defendant solely in a derivative capacity. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have.

261.         Plaintiffs will adequately and fairly represent the interests of CLST in enforcing and prosecuting its rights.

262.         Plaintiffs are and were owners of the stock of CLST during times relevant to the Director Defendants’ wrongful course of conduct alleged herein, and remain shareholders of the Company. At least one of the Plaintiffs has held CLST stock continuously without interruption during the Relevant Period. Plaintiff Phillips continuously held without interruption CLST common stock since February 6, 2009. Plaintiff Moorehead has continuously held without interruption CLST common stock since at least March 2006.

263.         CLST’s current Board consists of the following three individuals: defendants Kaiser, Durham, and Tornek.

A Majority of the Board Faces a Substantial Likelihood of Liability

264.         Defendants Kaiser, Durham, and Tornek face a substantial likelihood of liability arising from their breaches of fiduciary duty for causing CLST to enter into the Purchase Agreements.(27)

265.         Defendants Kaiser and Durham had actual or constructive knowledge that, or consciously disregarded that, the Purchase Agreements were inconsistent with CLST’s best interests and their pledge to carry out the Dissolution Plan. Defendant Tornek had actual or constructive knowledge that, or consciously disregarded that, Purchase Agreement III, including the cash and stock paid to Durham and his controlled FFC pursuant thereto, was inconsistent with CLST’s best interests and the shareholder mandate to carry out the Dissolution Plan. Nevertheless, defendants Kaiser, Durham, and Tornek (for Purchase Agreement III) caused CLST to approve the Purchase Agreements despite the fact that the Purchase Agreements did not provide the highest possible value for CLST and its shareholders. Nor were the Purchase Agreements in CLST’s best interests.

(27) Defendants Kaiser and Durham caused CLST to approve Purchase Agreements I and II. Defendants Kaiser, Durham, and Tornek caused CLST to approve Purchase Agreement III.

266.         Moreover, defendants Kaiser, Durham, and Tornek caused CLST to adopt Purchase Agreement III, a self-interested transaction that caused the Company to purchase assets at an unfair price from defendant Durham and a company owned and operated, in part, by Durham. These actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s best interests.

267.         Like Purchase Agreement III, Purchase Agreements I and II were related-party transactions. Fortress and Summit, the sellers for Purchase Agreements I and II, have had prior dealings with defendant Durham and FFC, including transactions involving receivables and financing. When considered in the context of FFC’s prior dealings with Fortress and Summit, it is evident that the Purchase Agreements were merely a continuing effort by FFC to stay afloat while appeasing Summit and Fortress, who bought FFC extra time. However, FFC ceased operations in November 2009 after various government agencies and numerous lawsuits by investors alleged that it was really a ponzi scheme. Meanwhile, Fortress has sent notices of default to CLST, claiming that the Company is in default under the terms of Purchase Agreements I and II.

268.         Defendants Kaiser and Durham face a substantial likelihood of liability arising from their breaches of fiduciary duty for putting their personal interests ahead of the interests of CLST and its shareholders by causing CLST to approve the Long Term Incentive Plan, which provided for the award of up to 20 million shares of CLST securities without any shareholder approval. The Long Term Incentive Plan was inconsistent with spirit of the Dissolution Plan and CLST’s best interests. Indeed, on the same day Kaiser and Durham approved the Long Term Incentive Plan, they also approved the grant of 300,000 shares of restricted stock to each of Kaiser, Durham, and Rajegowda. Accordingly, defendants Kaiser and Durham are also liable to CLST for the undeserved compensation that they received pursuant to the Long Term Incentive Plan.

269.         Defendants Kaiser, Durham, and Tornek face a substantial likelihood of liability arising from their breaches of fiduciary duty for failing to adequately investigate whether Red Oak’s Proposed Tender Offer was in the best interests of CLST and its shareholders, and, instead, adopting a poison pill Rights Plan, which ultimately caused Red Oak to terminate its Proposed Tender Offer.

By causing CLST to adopt the Rights Plan, defendants Kaiser, Durham, and Tornek put their personal interests in maintaining their seats on the Board and lining their pockets ahead of the interests of CLST and its shareholders.

270.         Accordingly, defendants Kaiser, Durham, and Tornek each face a substantial likelihood of liability, and, therefore, any demand upon them would have been futile.

A Majority of the Board Is Entrenched

271.         A primary purpose for Director Defendants’ wrongdoing was to perpetuate themselves in office or otherwise maintain control over CLST.

272.         Prior to defendant Durham’s ascension to the Board, Durham exercised control over a group of CLST shareholders. Around early March of 2006, Durham expanded this group to include additional CLST shareholders. As part of the expansion, Tornek became of member of Durham’s shareholder group.

273.         On May 25, 2007, defendant Durham sought a court order compelling the Company to hold an Annual Meeting. In his complaint, Durham said it was “particularly important that a stockholder’s meeting to elect directors promptly be held to assure the Board of Directors that oversees the liquidation process is representative of the majority of the Company’s stockholders.”

274.         In June 2007, CLST’s Nominating Committee contacted defendant Durham to see if he was interested in being nominated to the Board’s slate of directors. Durham, however, would only accept the nomination if he was allowed to designate a majority of the persons to be nominated. Durham’s condition was rejected by the Board, and he did not run on the Company’s slate. Instead, Durham sent CLST notice that he was nominating himself, defendant Kaiser, and Rajegowda, to serve as directors of the Company.

275.         On July 10, 2007, the SEC sent a letter to Annie LeBlanc at Jackson Walker regarding a proxy to be filed by the Durham Nominees. In the letter, the SEC asked LeBlanc to explain why certain individuals, including defendant Tornek, were not included in the proposed proxy statement.

276.         The Durham Nominees filed a proxy statement, dated July 12, 2007, asking CLST shareholders to elect them because CLST’s Board “should consist entirely of persons ... having a significant investment in the Company,” as opposed to the Company’s current management whose ownership of CLST stock is less significant. In addition, the Durham Nominees claimed that “[i]f elected, [they] intend to follow the plan of liquidation approved by the stockholders but expect to review both the manner in which the current Board of Directors has conducted the business of the company and also the implementation of the plan, to determine the most effective way to maximize stockholder value.”

277.         At the Annual Meeting on August 7, 2007, the stockholders elected defendant Durham as a Class III director for a term of three years and Rajegowda as a Class II director for two years. Defendant Kaiser, who was a current member of the Board, was re-elected as a Class I director for a term of one year.

278.         The Durham Nominees constituted all three of CLST’s three directors between August 7, 2007, and January 16, 2009. On January 16, 2009, the Durham Nominees voted to increase the size of the Board from three members to four members, and appointed defendant Tornek to fill the vacant fourth director seat. In addition to being the Durham Nominees’ choice of director, as opposed to being elected by the Company’s shareholders, Tornek is a friend and business partner of defendant Durham. Therefore, the Durham Nominees continued to be in control of CLST despite the expansion of the Board.

279.         Defendants Durham, Kaiser, and Tornek have seized every opportunity to cement their control over the Company. CLST reportedly has only three employees, and due to the sale of substantially all of its operations, has very little need for consultants or advisors as the Company is supposedly winding up pursuant to the Dissolution Plan. Nonetheless, on December 1, 2008, the Durham Nominees approved the Long Term Incentive Plan, pursuant to which up to 20 million shares of stock, stock options, and other such awards could be granted to CLST’s employees, officers, directors, consultants, and advisors. The 20 million shares was almost double the number of CLST’s outstanding common shares at the time. Moreover, demonstrating that their pledge to carry out the Dissolution Plan was just a ruse, the Durham Nominees approved stock grants to themselves vesting over a period of two years. Although the stock was “restricted,” there is no indication that the stock is not voting stock. Thus, this stock grant and the potential for the Durham Nominees to dilute the ownership of the other shareholders pursuant to the Long Term Incentive Plan, further demonstrate the Durham Nominees’ intent to maintain their domination over CLST.

280.         When defendants Durham, Kaiser, and Tornek’s control over CLST was threatened by the Proposed Tender Offer on February 3, 2009, they quickly responded two days later by approving and initiating the Rights Plan. The Proposed Tender Offer offered CLST’s shareholders more than a 70% premium for their stock and reflected shareholder discontentment with Durham, Kaiser, and Tornek’s management of CLST. Nonetheless, the poison pill successfully thwarted the Proposed Tender Offer, and Durham, Kaiser, and Tornek maintained their control over CLST for the time being.

281.         Also on February 3, 2009, defendants Durham, Kaiser, and Tornek created an Executive Committee to which they delegated all authority of the Board. Rajegowda was the sole dissenting vote. Durham, Kaiser, and Tornek thereafter appointed themselves to the Executive Committee and excluded Rajegowda. Durham, Kaiser, and Tornek even transferred all authority originally belonging to the Audit Committee to the Executive Committee.

282.         On February 13, 2009, CLST registered with the SEC new stock issued pursuant to the Rights Plan. That same day, the Company, through its newly formed subsidiary CLST Asset III, LLC, entered into Purchase Agreement III with Cochran, Chairman and member of the Board of FFC, and defendant Durham. Durham is the CEO of FFC, a wholly-owned subsidiary of Fair, and the Chairman of Fair. As a result of the transaction, CLST issued to FFC 1,959,077 shares of common stock, and 452,000 shares to Durham. As a result of the stock issuance pursuant to Purchase Agreement III, Durham illegally increased his stock ownership to 14.7% of CLST common stock. Thus, through Purchase Agreement III, Durham not only managed to unload unwanted assets onto CLST, but he also increased his ownership interest in CLST at a time when another shareholder was making a tender offer for Company stock. This is not just blatant self-dealing. The timing leaves no reasonable doubt that he was trying to maintain his control over CLST as well. It also questions the stated reasons for the Rights Plan.

283.         Also on February 13, 2009, defendants Durham, Kaiser and Tornek caused CLST to pursue injunctive relief in a federal district court against Red Oak and affiliates in an effort to maintain their control.(28) Rather than being based on concerns for CLST and its shareholders, the lawsuit and TRO application were merely litigation tactics to prevent and discourage the Company’s shareholders from unseating the currently entrenched Board. The Director Defendants’ lawsuit, in reaction to CLST shareholders’ activism further, exemplifies how any demand upon them would have been futile.

284.         After being stripped of all effective authority as a director, and “isolated” by defendants Durham, Kaiser, and Tornek, Rajegowda submitted his resignation from the Board on February 24, 2009. His resignation was effective immediately. In the Rajegowda Letter, submitted on his behalf by counsel, Rajegowda revealed that Durham, Kaiser, and Tornek had not informed him about Purchase Agreement III and that he “strenuously objects” to the transaction. He likewise expressed concerns that the transaction was not a disinterested one. Rajegowda also indicated that the Company was failing to properly present minutes to the Board for approval. Further, Rajegowda noted that the Board, comprised of Durham, Kaiser, and Tornek, was continuing the business of the Company despite the shareholder mandate to promptly liquidate the Company.

285.         Since the Durham Nominees were elected on August 7, 2007, CLST has not had a shareholder meeting. None of the Director Defendants have been put to re-election since taking office in August 2007, including defendant Kaiser who had only been elected for a one-year term.

286.         On March 13, 2009, defendants Durham, Kaiser, and Tornek, as CLST’s only officers and directors, caused CLST to announce that it would hold an Annual Meeting on May 22, 2009.

(28) The action was filed in the U.S. District Court for the Northern District of Texas against RO Fund and alleged violations of federal securities laws stemming from the Proposed Tender Offer.

However, the announcement contained no meaningful information regarding the purpose of the meeting, including how many directors, if any, may be elected at the Annual Meeting.

287.         Things changed in early April following the record date for the May Annual Meeting. Days later, the Board apparently made a decision indicating that during the period before the record date, either the Director Defendants attempted to buy or issue more shares but were unable to increase their holdings, or that they determined they had insufficient votes to maintain their positions on the Board, and therefore decided they needed more time. Accordingly, the Director Defendants decided on April 6, 2009 to delay the Annual Meeting.

288.         Also on April 6, 2009, Sone sent a letter to Red Oak and RO Fund on behalf of CLST to inform them: (1) of the Board’s decision to delay the Annual Meeting; and (2) that the Board rejected RO Fund’s nominations to the Board and similarly rejected RO Funds proposals to be considered at the Annual Meeting.

289.         The postponement of the Annual Meeting shortly following the record date demonstrates that defendants Durham, Kaiser, and Tornek were willing to take desperate, extreme measures to maintain their control over the Company. Durham, Kaiser, and Tornek apparently do not believe that they can prevail in a fair, legitimate election.

290.         Likely for such reasons, defendants Durham, Kaiser, and Tornek, as the Company’s Board, have continued to further delay the Annual Meeting. Despite suggesting in court that they were committed to the September 25, 2009 meeting date, the Director Defendants’ actions demonstrated that they never intended for the Annual Meeting to take place on September 25, 2009. Tellingly, they never even set a record date nor issued any proxy statement in advance of September 25, 2009.

291.         Predictably, on August 14, 2009, the Board – constituted entirely of defendants Durham, Kaiser and Tornek – voted to once again postpone the Annual Meeting, this time to October 27, 2009. As before, the defendants Durham, Kaiser, and Tornek did not announce a new record date concurrently with the postponement of the Annual Meeting. The record date, which was eventually set for September 25, 2009, was not announced until September 11, 2009 – nearly a month after the Annual Meeting’s postponement and a mere two weeks before the record date itself.

292.         Despite entering a court-approved stipulation to hold the Annual Meeting on October 27, 2009, defendants Durham, Kaiser, and Tornek yet again caused CLST to postpone the Annual Meeting. Once more, defendants, including defendants Durham, Kaiser, and Tornek, signed a stipulation (also approved by the court) setting an Annual Meeting on December 15, 2009. And, once more, CLST failed to hold an Annual Meeting.

293.         Thereafter, when faced with a motion for summary judgment to compel annual meetings for 2008, 2009, and 2010, defendants Durham, Kaiser, and Tornek took desperate action to interfere with the Company’s ability to hold an Annual Meeting. They caused CLST to announce its intent to file a certificate of dissolution on February 26, 2010, the effect of which presumably would have caused CLST to immediately enter dissolution. Tellingly, the Dissolution Plan would have permitted CLST to file the certificate of dissolution as late as March 26, 2010, with the option to not become effective until ninety days later. But defendants Durham, Kaiser, and Tornek, who until then had showed little to no interest in dissolving the Company, apparently realized that they could take advantage of the Dissolution Plan to render CLST unable to hold an Annual Meeting ever again, thereby guaranteeing they could control the Company (including access to its books and records) until the very end.

294.         Despite the Director Defendants’ calculated attempt to dissolve the Company, a state court in Dallas, Texas, ordered CLST to hold an Annual Meeting on March 23, 2010. However, the Company successfully appealed the February 15, 2010 order, which an appellate court invalidated based on a procedural technicality.

295.         The Director Defendants’ near year-long battle to fight off any Annual Meeting may have paid off. Pursuant to a stipulated order, the Company filed its certificate of dissolution on March 26, 2010, to be effective ninety days later on June 24, 2010.  Although Defendants represented in court on April 7, 2010, that they would hold an Annual Meeting in June 2010, the Company has so far not announced any Annual Meeting. At this point, it seems unlikely one will be called and unlikely one will ever be held again. Thus, defendants Durham, Kaiser, and Tornek seem positioned to remain in control of CLST until it is fully wound up and dissolved, having never faced reelection since their election in 2007 (or in Tornek’s case, having never faced a shareholder vote at all).

296.         Meanwhile, the Company’s various annual, quarterly, and current reports since November 2008, have failed to provide adequate disclosures relating to the Purchase Agreements and other self-dealing transactions. Rather than comply with the demands of the SEC for full disclosure of information that shareholders would consider important, it appears that the Director Defendants, as CLST’s directors and officers, insist on causing the Company to withhold or inadequately disclose such information. As a result, CLST is being forced to needlessly expend substantial resources as it continues to amend its various filings time and time again. These repeated amendments further demonstrate that the Director Defendants are acting in bad faith and are disloyal to CLST and its shareholders. At the same time, the Company must deal with a SEC investigation into matters alleged herein.

297.         For the foregoing reasons, it is clear that defendants Durham, Kaiser, and Tornek manipulated the internal corporate machinery of CLST for the primary purpose of entrenching themselves in office and therefore any demand on them to rectify this very behavior would be a futile and useless act.

A Majority of the Board Lacks Independence

298.         Defendants Durham and Tornek have long-standing business and personal relationships. Defendants Durham and Tornek are business partners and co-proprietors of Touch Restaurant, located in South Beach, Florida. Consistent with a documented pattern of stuffing Boards with friendly parties, in December of 2008, Durham caused Tornek to be appointed to the Board of National Lampoon, of which Durham is also a director and acting as interim president and CEO while the SEC investigates certain matters related to National Lampoon. Similarly, Tornek did not become a director of CLST by election of the Company’s shareholders.  Rather, he was appointed by the Durham Nominees to fill the vacancy created when they increased the number of

CLST directors from three to four (without holding a timely shareholder meeting). Similarly, Tornek was a member of shareholder group formed by Durham that helped Durham take control of the Board in the first place. As a result, defendants Durham and Tornek are incapable of independently considering a demand to commence and vigorously prosecute this action against each other.

299.         The principal professional occupation of defendant Kaiser was his employment with CLST, pursuant to which he received substantial monetary compensation and other benefits. Specifically, CLST paid Kaiser the following compensation:

Defendant	Fiscal Year	Salary	Bonus	Restricted Stock Awards	Stock Awards	Option Awards	Securities Underlying Options	All Other Compensation
Kaiser	2008	$240,000	—	—	—	—	—	$21,000
	2007	$295,250	—	—	$627,500	$5,300	—	$3,823,500
	2006	$650,000	$390,000	$657,000	$149,100	$29,590	—	$22,660
	2005	$591,987	$262,500	$328,078	—	—	142,025	$24,632
	2004	$450,000	$180,000	—	—	—	5,000	$15,953

Accordingly, Kaiser lacked independence from defendants Durham and Tornek, both of whom are not disinterested and/or independent and who exert influence over Kaiser’s compensation by virtue of their positions as members of CLST’s Board. This lack of independence rendered defendant Kaiser incapable of impartially considering a demand to commence and vigorously prosecute this action.

300.         Defendant Kaiser was elected a CLST director as part of Durham’s slate of directors (the Durham Nominees) on July 31, 2007. Defendant Tornek, a business associate of defendant Durham, was appointed by Durham and Kaiser after they expanded CLST’s Board to four members. Durham was therefore responsible for Kaiser and Tornek’s ascension to CLST’s Board. As a result of being Durham’s hand-picked directors, Kaiser and Tornek are beholden to him as they try to maintain their positions or return favors. This is evidenced by their approval of asset purchases involving Durham and companies he holds interests in. Likewise, Kaiser and Tornek voted with Durham to form the Executive Committee, which stripped Rajegowda of his authority as a director shortly before Kaiser, Tornek, and Durham caused CLST to enter into Purchase Agreement III. Thus, Kaiser and Tornek are not independent of Durham.

301.         Defendants Durham, Kaiser, and Tornek knew of and/or directly benefited from the wrongdoing complained of herein.

302.         Defendants Durham, Kaiser, and Tornek, as more fully detailed herein, participated in, approved and/or permitted the wrongs alleged herein to have occurred and participated in efforts to conceal or disguise those wrongs from CLST’s stockholders or recklessly and/or negligently disregarded the wrongs complained of herein and are therefore not disinterested parties.

303.         The acts complained of constitute violations of the fiduciary duties owed by CLST’s officers and directors and these acts are incapable of ratification.

304.         CLST has been and will continue to be exposed to significant losses due to the wrongdoing complained of herein, yet the Director Defendants have not filed any lawsuits against themselves or others who were responsible for that wrongful conduct to attempt to recover for CLST any part of the damages CLST suffered and will suffer thereby. Instead, they have resisted attempts by shareholders to regain a voice in the Company and, in fact, have sued shareholders who speak up. Defendants Durham and Kaiser (and Tornek for Asset Purchase III) approved questionable asset purchases and withheld important information from shareholders regarding these purchases. Only after Plaintiffs initiated this action against Durham, Kaiser, and Tornek did they reveal the identities of the various parties involved with Purchase Agreements I and II.

305.         Moreover, despite the Director Defendants having knowledge of the claims and causes of action raised by Plaintiffs, the current Board has failed to seek recovery for CLST for any of the wrongdoing alleged by Plaintiffs herein. In fact, the current Board took steps to isolate and force out the one director who has expressed concerns regarding Purchase Agreement III and the direction the Board is attempting to take the Company. On February 3, 2009, Durham, Kaiser, and Tornek created an Executive Committee comprised solely of themselves, and funneled all power of the Board to this committee, thereby leaving Rajegowda a director in name only.

306.         For the forgoing reasons, whether considered independently or in totality, making a demand to CLST’s Board to institute this action would be a futile and useless act.

FIRST CAUSE OF ACTION

Against the Director Defendants for Breaching Their Fiduciary Duties for Causing CLST to Enter Into the Purchase Agreements

307.         Plaintiffs incorporate by reference and reallege each and every allegation contained above, as though fully set forth herein.

308.         Defendants Kaiser, Durham, and Tornek owed and owe CLST fiduciary obligations. By reason of their fiduciary relationships, defendants Kaiser, Durham, and Tornek owed and owe CLST the highest obligation of good faith, fair dealing, and loyalty.

309.         Defendants Kaiser, Durham, and Tornek, collectively and individually, violated and breached their fiduciary duties of loyalty, good faith, and independence owed to CLST and have acted to put their personal interests ahead of the interests of CLST and its shareholders by the acts, transactions and courses of conduct in connection with the approval and execution of the Purchase Agreements.

310.         Defendants Kaiser, Durham, and Tornek have violated their fiduciary duties by entering CLST into the Purchase Agreements without regard to the transactions’ effect on CLST.

311.         As demonstrated by the allegations above, the Director Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor, and independence owed to CLST and its shareholders because, among other reasons:

(a)           they failed to take steps to engage in fair dealings and obtain a fair price with regard to the transactions; and

(b)           they ignored or did not protect against the numerous conflicts of interest.

312.         Defendants Kaiser, Durham, and Tornek had actual or constructive knowledge that the Purchase Agreements were inconsistent with the Dissolution Plan and CLST’s best interests. These actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s best interests.

313.         Because the Director Defendants dominate and control the business and corporate affairs of CLST, and are in possession of private corporate information concerning the purchased assets, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of CLST which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of CLST. Meanwhile, it is clear that pursuant to those transactions, Durham and his affiliates (including Cochran, Fortress, and Summit) have received cash, stock, and potentially fees.

314.         As a direct and proximate result of the Director Defendants’ breaches of fiduciary duty, CLST has sustained significant damage. In particular, CLST bought assets at top dollar in an economic climate that does not support such a transaction that are, or are likely to become, worthless. At the same time, the Director Defendants are using their positions of power to maintain control, and funnel CLST funds to themselves at the Company’s expense.  As a result of the misconduct alleged herein, the Director Defendants are liable to the Company.

315.         Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties owed CLST, and may consummate additional asset purchases which will exclude the Company from its fair share of CLST’s valuable assets and operations, and/or benefit the Director Defendants in the unfair manner complained of herein, all to the irreparable harm of CLST.

316.         As a result of the Director Defendants’ unlawful actions, CLST was harmed in that it did not receive its fair portion of the value in acquiring assets and operations pursuant to the Purchase Agreements. Unless the Director Defendants are enjoined from consummating additional such agreements and removed from the Board, defendants Kaiser, Durham, and Tornek will continue to breach their fiduciary duties owed to CLST and will engage future purchase agreements that are not in the Company’s best interests or at arm’s-length. Thus, CLST has experienced and continues to face irreparable harm from the Director Defendants’ ongoing wrongdoing.

317.         CLST has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can CLST be fully protected from the immediate and irreparable injury which the Director Defendants’ actions have inflicted and threaten to inflict.

SECOND CAUSE OF ACTION

Against Defendants Durham and Kaiser for Breaching Their Fiduciary Duties for Causing CLST to Approve the Long Term Incentive Plan

318.         Plaintiffs incorporate by reference and reallege each and every allegation contained above, as though fully set forth herein.

319.         Defendants Kaiser and Durham owed and owe CLST fiduciary obligations. By reason of their fiduciary relationships, defendants Kaiser and Durham owed and owe CLST the highest obligation of good faith, fair dealing, and loyalty.

320.         Defendants Kaiser and Durham violated and breached their fiduciary duties of loyalty, good faith, and independence owed to the CLST and have acted to put their personal interests ahead of the interests of CLST and its shareholders by the acts, transactions, and courses of conduct in furtherance of the Long Term Incentive Plan. The acts, transactions, and courses of conduct include defendants Kaiser and Durham’s approval of the Long Term Incentive Plan and the implementation and execution of the plan.

321.         Defendants Kaiser and Durham have violated their fiduciary duties by entering into these acts, transactions, and courses of conduct without regard to how the Long Term Incentive Plan would affect CLST.

322.         Defendants Kaiser and Durham had actual or constructive knowledge that the Long Term Incentive Plan was inconsistent with the spirit of the Dissolution Plan and CLST’s best interests. These actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.

323.         As a direct and proximate result of defendants Kaiser and Durham’s breaches of fiduciary duty, CLST has sustained significant damage. In particular, CLST is paying out excessive executive and director compensation notwithstanding their pledge and the shareholder mandate to execute the Dissolution Plan. At the same time, defendants Kaiser and Durham are using their positions of power to maintain control and funnel CLST funds to themselves at the Company’s expense. As a result of the misconduct alleged herein, defendants Kaiser and Durham are liable to the Company.

324.         Unless enjoined by this Court, defendants Kaiser and Durham will continue to breach their fiduciary duties owed CLST. CLST’s officers and directors, among others, will continue to receive CLST stock pursuant to the Long Term Incentive Plan, and may continue to approve additional such plans. And with the additional voting power they will obtain from the grants, they continue to cement their control over the Company, and thereby subject it to their will. With this unfettered control, defendants Kaiser and Durham, with the help of defendant Tornek, would be able to continue depleting CLST’s resources for their benefit in the unfair manner complained of herein, all to the irreparable harm of the Company.

325.         CLST has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can CLST be fully protected from the immediate and irreparable injury which the Director Defendants’ actions have inflicted and threaten to inflict.

THIRD CAUSE OF ACTION

Against the Director Defendants for Aiding and Abetting

326.         Plaintiffs incorporate by reference and reallege each and every allegation contained above, as though fully set forth herein.

327.         Each Director Defendant aided and abetted the other Director Defendants’ breaches of fiduciary duties owed to CLST.

328.         The Director Defendants owed to CLST certain fiduciary duties as fully set out herein.

329.         By committing the acts alleged herein, the Director Defendants breached their fiduciary duties owed to CLST.

330.         The Director Defendants colluded in or aided and abetted each others’ breaches of fiduciary duties, and were an active and knowing participant in each others’ breaches of fiduciary duties owed to CLST and its shareholders.

331.         CLST was irreparably injured as a direct and proximate result of the aforementioned acts and will continue to be.

FOURTH CAUSE OF ACTION

Against the Director Defendants for Waste of Corporate Assets

332.         Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

333.         By their wrongful acts and omissions, the Director Defendants were unjustly enriched at the expense of and to the detriment of CLST by, among other things, approving and implementing the Long Term Incentive Plan, causing CLST to expend resources executing the Rights Plan, and causing CLST to bring legal action merely to preserve their control over the Company.

334.         Likewise, by their wrongful acts and omissions, Director Defendants allowed defendant Kaiser to receive and keep a multi-million dollar change in control payment arising from his resignation as CLST’s President and CEO, notwithstanding his re-election as President, CFO, Treasurer, and Assistant Secretary six months later. These and other circumstances set forth above suggest defendants Kaiser, Durham, and Tornek caused the Company to sell its vital assets at an unfair price for their personal gain.

335.         Plaintiffs, as shareholders and representatives of CLST, seek restitution from these Director Defendants, and each of them, and seek an order of this Court requiring the Director Defendants to disgorge all profits, benefits, and other compensation obtained as a result of their wrongful conduct and fiduciary breaches.

FIFTH CAUSE OF ACTION

Against the Director Defendants for Unjust Enrichment

336.         Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

337.         By their wrongful acts and omissions, the Director Defendants were unjustly enriched at the expense of and to the detriment of CLST.

338.         Plaintiffs, as shareholders and representatives of CLST, seek restitution from each Director Defendant and seek an order of this Court requiring the Director Defendants to disgorge all profits, benefits, and other compensation obtained as a result of their wrongful conduct and breaches of fiduciary duty described herein.

JURY DEMAND

339.         Plaintiffs demand a trial by jury.

PRAYER

WHEREFORE, Plaintiffs demand monetary, injunctive, and declaratory relief, in favor of the Company and against the Director Defendants, as follows:

A.            Declaring and decreeing that the Purchase Agreements were entered into in breach of the Director Defendants’ fiduciary duties;

B.            Declaring and decreeing that the Long Term Incentive Plan was approved by Director Defendants in breach of their fiduciary duties and that the Long Term Incentive Plan is therefore unlawful, unenforceable, and rescinded;

C.            Declaring and decreeing that the Rights Plan was approved by Director Defendants in breach of their fiduciary duties and that the Rights Plan is therefore unlawful, unenforceable, and rescinded;

D.            Enjoining the Director Defendants, as well as their agents, counsel, employees and all persons acting in concert with them, from further consummating Purchase Agreements I and II or taking any actions contrary to the rescission of Purchase Agreements I and II;

E.             Enjoining the Director Defendants, as well as their agents, counsel, employees and all persons acting in concert with them, from entering into additional asset purchase agreements;

F.             Rescinding, to the extent already implemented, the Long Term Incentive Plan and the Rights Plan, including, but not limited to, the issuance of any stock related thereto;

G.            Ordering an accounting of any benefits improperly received by the Director Defendants and any damages sustained by the Company as a result of the Director Defendants’ breaches of fiduciary duties and self-dealing;

H.              Imposing a constructive trust, in favor of CLST, upon any benefits, improperly received by the Director Defendants, as a result of their wrongful conduct or that of the Director Defendants;

I.               Awarding to CLST restitution from the Director Defendants, and each of them jointly and severally, and ordering disgorgement of all profits, benefits, and other compensation they obtained;

J.               Awarding to CLST the amount of damages sustained by the Company as a result of the Director Defendants’ breaches of fiduciary duties and self-dealing;

K.            Awarding to CLST punitive damages from the Director Defendants, and each of them jointly and severally, for their willful and malicious breaches of fiduciary duty;

L.             Declaring that any stock obtained through the self-dealing transactions should not be counted at any Annual Meeting;

M.           Appointing a trustee or conservator to oversee the windup and dissolution of the Company;

N.            Awarding Plaintiffs the costs and disbursements of this action, including reasonable attorneys and experts’ fees, costs, and expenses; and

O.            Granting such other and further equitable relief as this Court may deem just and proper.

DATED: June 23, 2010	Respectfully submitted,

/s/ JOE KENDALL
JOE KENDALL
State Bar No. 11260700
JAMIE MCKEY
State Bar No. 24045262
SCOTT KENDALL
State Bar No. 00797920
DANIEL HILL
State Bar No. 24072149
KENDALL LAW GROUP, LLP

Facsimile: (214) 744-3015

ROBBINS UMEDA LLP
BRIAN J. ROBBINS
GEORGE C. AGUILAR
ASHLEY R. PALMER
JAY N. RAZZOUK
600 B Street, Suite 1900
San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile: (619) 525-3991

Attorneys for Plaintiffs

Exhibit A

Exhibit B

Timothy S. Durham
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Converts luxury motor coaches and leases to the entertainment industry
42.5%
Obsidian Capital Company
Indianapolis, IN
Investment Services
33%
Brightpoint
Indianapolis, IN
Publicly traded Cell phone distributor
6% Ownership
Obsidian Enterprises
Chairman & CEO
Holding Company.
Trades under OBSD
30% Ownership
DW Trailers
d/b/a John Evans Manufacturing
Sumter, SC
Trailer Manufacturer
50% Ownership
DC Investments
Indianapolis, IN
Holding Company
50% Ownership
Champion Trailer, Inc.
Lewisville, TX
Trailer Manufacturer
50% Ownership
Pyramid Coach
Joelton, TN
Luxury Coach Leasing Company
100% Ownership
United Trailers
Bristol, IN & White Pigeon, MI
Manufacturer of enclosed Cargo Trailers
100% Ownership
Obsidian Leasing Company
Vicksburg, MS
Converts luxury motor coaches and leases to the entertainment industry
100% Ownership
Danzer Industries
Hagerstown, MD
Manufacturer of steel truck bodies & enclosed cargo trailers
100% Ownership
U.S. Rubber Reclaiming
Vicksburg, MS
Reclaims Butyl Rubber
100% Ownership
Fair Holdings, Inc
Indianapolis, IN
Holding Company
100% Ownership
Fair Financial, Inc.
Akron, OH
Third party Receivables Financing
100% Ownership
Speedster Motorcars
Clearwater, FL
Manufacturer of Auburn Speedster Replicas
50% Ownership
DC Investments Leasing
Indianapolis, IN
Luxury coach leasing company
100% Ownership
SquareOne Graphics
Indianapolis, IN
Specialty graphics designer & installer
Convertible debt

4/28/2003

Exhibit C

Obsidian Enterprise Holdings
Obsidian Capital Company
Obsidian Capital Partners
Obsidian Enterprises
United Expresslines
Danzer Industries
U.S. Rubber Reclaiming
Coach Group
Southwest
Middlebury
Pyramid Coach
Obsidian Leasing
DW Leasing
DC Investment Leasing
Finance Holdings
DC Investments LLC
Fair Holdings
Fair Finance
Other Holdings
Champion Trailer
DW Trailer / Evan Mfg
Auburn Speedster
Bellavita Direct
Aesthetic Surgery Center
National Lampoon
Square One Graphics

Exhibit D

Obsidian Enterprises Holdings
United Expressline
Danzer Industries
US Rubber Reclaiming
Coach Group
Pyramid Coach
Obsidian Leasing
DW Leasing
DC Investments
Pointe Leasing
DCI Leasing
Fair Holdings
Speedster Motorcars
Fair Finance
Other Holdings
Champion Trailer
DW Trailer/ Evans Trailers
Bella Vita Direct
Aesthetic Surgery Center
National Lampoon
Square One Graphics
Vizion Vapour